UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Nevada Gold & Casinos, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction: $64,600,000
(5)	Total fee paid: $12,920
☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

NEVADA GOLD & CASINOS, INC.
50 BRIAR HOLLOW LANE, SUITE 500W
HOUSTON, TEXAS 77027

December 19, 2007

Dear Stockholders:

You are invited to attend a special meeting of stockholders of Nevada Gold & Casinos, Inc., a Nevada corporation (“Nevada Gold & Casinos” or “we” or “us”) to be held on Tuesday, January 22, 2008, beginning at 10:00 a.m. Central Time, at the Sheraton Suites Houston, 2400 West Loop South, Houston, Texas 77027.

At the meeting you are being asked to consider and vote upon a proposal to approve and adopt a unit purchase agreement (the “Unit Purchase Agreement”), dated as of November 13, 2007, by and among Nevada Gold & Casinos, our wholly-owned subsidiary Blackhawk Gold, Ltd. a Colorado corporation (“Blackhawk Gold”), Isle of Capri Casinos, Inc., a Delaware corporation (“Isle of Capri”) and its wholly-owned subsidiary, Casino America of Colorado, Inc., a Colorado corporation (“Casino America”), and the transactions contemplated thereby. Pursuant to the terms of the Unit Purchase Agreement, Casino America is purchasing all of Blackhawk Gold’s units in Isle of Capri - Black Hawk, LLC, a Colorado limited liability company (“IC-BH”). The units represent Blackhawk Gold’s entire ownership interest of 43% of the units in IC-BH (“ownership interest”).

Enclosed for your review are a number of important items, including the proposal described above to be voted on at the meeting, our proxy statement and a proxy card. We encourage you to read the entire proxy statement (including the Appendix and the information incorporated by reference).

Our board of directors has determined that the Unit Purchase Agreement and the transactions contemplated thereby are fair to and in the best interests of the stockholders. The board of directors has unanimously approved and adopted the Unit Purchase Agreement and the transactions contemplated thereby, and unanimously recommends that you vote “FOR” the proposal to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby.

We cannot consummate the proposed sale of the ownership interest to Casino America unless the Unit Purchase Agreement is approved and adopted by an affirmative vote of the holders of a majority of the outstanding shares of our common stock.

It is important that your shares be represented and voted at the special meeting. Whether or not you plan to attend the meeting, please authorize your proxy by mail and please mark, sign and date the proxy card and return it in the enclosed envelope. Your proxy may be revoked at any time before it is exercised as explained in the proxy statement. Failure to vote either by proxy or in person at the meeting will have the effect of a vote “AGAINST” the approval and adoption of the Unit Purchase Agreement and the transactions contemplated thereby.

If your shares are held in the name of a broker, bank or other nominee and you wish to attend and vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Sincerely,

/s/ Robert B. Sturges

Robert B. Sturges

Chief Executive Officer

NEVADA GOLD & CASINOS, INC.
50 BRIAR HOLLOW LANE, SUITE 500W
HOUSTON, TEXAS 77027

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

To the Stockholders of Nevada Gold & Casinos, Inc.:

Notice is hereby given that the special meeting of stockholders of Nevada Gold & Casinos will be held on Tuesday, January 22, 2008, beginning at 10:00 a.m. Central Time, at the Sheraton Suites Houston, 2400 West Loop South, Houston, Texas 77027 for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Unit Purchase Agreement, dated as of November 13, 2007, by and among Nevada Gold & Casinos, Blackhawk Gold, Isle of Capri and Casino America, and the transactions contemplated thereby; and
2.	To transact such other business as may properly come before the special meeting or at any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The board of directors has fixed the close of business on December 10, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof. The special meeting may be adjourned from time to time without notice other than by announcement at the special meeting.

By Order of the Board of Directors,

/s/ Ernest E. East
Ernest E. East
Senior Vice President,
General Counsel and Secretary

Houston, Texas
December 19, 2007

All stockholders are invited to attend the special meeting in person. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the special meeting. A return envelope is enclosed for that purpose. Even if you have authorized your proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must obtain from the record holder a proxy issued in your name.

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SUMMARY TERM SHEET

The following summary highlights selected information contained in this proxy statement. This summary may not contain all of the information that you may consider to be important in determining how to vote on the proposed transaction. To understand the proposed transaction fully and for a more complete description of the terms of the transaction, you should carefully read this entire proxy statement and the Unit Purchase Agreement, a copy of which is attached to this proxy statement as Appendix A. In addition, we encourage you to read the documents referred to or incorporated by reference in this proxy statement, which include important business and financial information about Nevada Gold & Casinos and IC-BH that has been filed with the Securities and Exchange Commission, which is referred to as the SEC. See “Where You Can Find More Information and Incorporation by Reference” on page 27. Each item in this summary includes a page reference to direct you to a more complete description of that item in the proxy statement. The terms “we,” “us,” “our” and “our company” refer to Nevada Gold & Casinos, Inc.

•	The Parties to the Transaction (See page 9)

Nevada Gold & Casinos, Inc. (“Nevada Gold & Casinos”) is headquartered in Houston, Texas. Our principal executive offices are located at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, and our telephone number is (713) 621-2245. Our Internet site is www.nevadagold.com. Nevada Gold & Casinos is publicly traded on the American Stock Exchange (“Amex”) under the symbol UWN.

Blackhawk Gold, Ltd. (“Blackhawk Gold”) is a Colorado corporation and a wholly-owned subsidiary of Nevada Gold & Casinos. Its principal executive offices are located at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, and its telephone number is (713) 621-2245. Blackhawk Gold is a non-operating owner of 43% of the units of Isle of Capri-Black Hawk, LLC (“IC-BH”).

Isle of Capri Casinos, Inc. (“Isle of Capri”) is a Delaware corporation with its principal executive offices located at 600 Emerson Road, Suite 300, St. Louis, Missouri 63141, and its telephone number is (314) 813-9200. Isle of Capri is publicly traded on the National Association of Securities Dealers Automated Quotations (“Nasdaq”) under the symbol ISLE.

Casino America of Colorado, Inc. (“Casino America”) is a Colorado corporation and a wholly-owned subsidiary of Isle of Capri. Its principal executive offices are located at 600 Emerson Road, Suite 300, St. Louis, Missouri 63141. Casino America operates and manages IC-BH and owns 57% of the units in IC-BH.

•	The Unit Purchase Agreement (See page 15)

Under the terms of the Unit Purchase Agreement, Nevada Gold & Casinos and its subsidiary Blackhawk Gold agree to sell Blackhawk Gold’s 43% ownership interest in IC-BH to Casino America. The Unit Purchase Agreement is attached to this proxy statement as Appendix A. We encourage you to read the Unit Purchase Agreement in its entirety, as it is the legal document that governs the proposed transaction between Nevada Gold & Casinos, Blackhawk Gold, Isle of Capri and Casino America.

Purchase Price (See page 15)

The consideration to be paid for our ownership interest is $64,600,000 in cash, including $2,000,000 which was paid to Louise H. Rogers after the execution of the Unit Purchase Agreement.

Conditions to Closing (See page 19)

The respective obligations of Nevada Gold & Casinos and Blackhawk Gold, on the one hand, Isle of Capri and Casino America, on the other hand, to effect the sale of our ownership interest are subject to the satisfaction or waiver of certain conditions set forth in the Unit Purchase Agreement.

Termination (See page 20)

The Unit Purchase Agreement may be terminated at any time prior to closing upon mutual agreement of the parties. Under other specific circumstances, each party has additional rights to terminate the Unit Purchase Agreement.

Termination Fees and Expenses (See page 21)

Under certain circumstances, Nevada Gold & Casinos or Blackhawk Gold is required to pay to Casino America a termination fee of $700,000. In addition, if within 24 months of such termination we enter into another letter of intent or an agreement in principle to sell our ownership interest in IC-BH, we or Blackhawk Gold may be required to pay an additional fee of $1,100,000.

•	Reasons for the Sale of our Ownership Interest (See page 11)

The sale of our ownership interest in IC-BH will enable us to (i) reduce our outstanding long-term debt by approximately $38,800,000, (ii) extend the maturity date of the remaining $15,550,000 balance of such debt from September 30, 2008 to June 30, 2010, and (iii) provide additional funds to invest in other operating assets in the gaming industry such as the Vicksburg Horizon Casino and Hotel (which we refer to as the Vicksburg Facility). We entered into a contract to acquire the Vicksburg Facility for a cash purchase price of $35,000,000 on November 13, 2007. We expect that acquisition to close shortly after the closing of the sale of our ownership interest in IC-BH.

We intend to use the net proceeds from the sale of our ownership interest in IC-BH to pay down approximately $38,800,000 of our currently outstanding long-term debt of $54,350,000, and approximately $15,000,000 (including the $2,000,000 cash deposit received upon our execution of the Unit Purchase Agreement) to help fund the acquisition of the Vicksburg Facility and other future acquisitions. The balance of the proceeds of the sale is expected to be used to pay income taxes (approximately $9,800,000) and expenses (approximately $1,000,000) to be incurred in connection with the sale of our ownership interest. The expenses to be incurred include those expenses in seeking our shareholders’ approval of the proposed sale. See the “Use of Proceeds” section on page 13 and “Pro Forma Consolidated Balance Sheet and Statements of Operations” beginning on page 21 for more information concerning the use of the proceeds of the sale and the financial implications of the sale for our company.

•	Recommendation of the Board of Directors (See page 12)

Based on a recommendation from senior management and its evaluation of a number of factors, the board of directors has determined that the Unit Purchase Agreement and the transactions contemplated thereby are fair to and in the best interests of the stockholders. On November 10, 2007, the board of directors unanimously approved and adopted the Unit Purchase Agreement and the transactions contemplated thereby, and unanimously recommends that you vote “ FOR ” the proposal to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby. The affirmative vote, whether in person or by proxy, of holders of a majority of our outstanding common stock is required to approve the Unit Purchase Agreement and the transactions contemplated thereby.

•	The Special Meeting (See page 6)

The special meeting of stockholders will be held on Tuesday, January 22, 2008 beginning at 10:00 a.m. Central Time, at the Sheraton Suites Houston, 2400 West Loop South, Houston, Texas 77027, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. We will ask you to consider and vote upon the approval and adoption of the Unit Purchase Agreement and the transactions contemplated thereby. The record date for the special meeting is December 10, 2007. The proposed transaction requires the affirmative vote of holders of a majority of the outstanding shares of our common stock.

•	Stockholder Support Agreement (See page 13)

Under the Unit Purchase Agreement, we were required to secure stockholder support agreements from the two largest stockholders of our company, Louise H. Rogers and Wynnefield Funds. They are beneficial holders of at least 17% of the outstanding shares of common stock of Nevada Gold & Casinos and have agreed not to transfer their shares and to vote all of their shares of our common stock in favor of the Unit Purchase Agreement and the transactions contemplated thereby and against any proposal that is made in opposition to or in competition with the consummation of the transactions contemplated by the Unit Purchase Agreement.

•	Certain United States Federal Income Tax Consequences (See page 14)

The sale of our ownership interest will result in a taxable gain to Nevada Gold & Casinos and its wholly-owned subsidiary Blackhawk Gold. Nevada Gold & Casinos does not expect that the sale of our ownership interest will result in any federal income tax consequences to our stockholders.

•	Pro Forma Consolidated Balance Sheet and Statement of Operations (See page 21)

The unaudited pro forma consolidated balance sheet and statements of operations for Nevada Gold & Casinos giving effect to the proposed sale of our ownership interest may be found in this proxy statement under the heading “Pro Forma Consolidated Balance Sheet and Statements of Operations” and show what our consolidated balance sheet and statements of operations would have been if this transaction had occurred at the beginning of our fiscal year ended April 29, 2007 or at the end of our fiscal quarter ended as of October 28, 2007, respectively. The unaudited pro forma consolidated balance sheet and statements of operations should be read in conjunction with the related notes in this proxy statement and our and IC-BH’s historical and unaudited consolidated financial statements and the related notes thereto included in our Annual Report on Form 10-K and our Form 10-Q that are incorporated by reference to this proxy statement. See the section herein entitled “Where You Can Find More Information and Incorporation by Reference” for information on how to obtain a copy of our annual reports on Form 10-K and our quarterly reports on Form 10-Q.

The unaudited pro forma consolidated balance sheet and statements of operations are not necessarily indicative of the operating results or financial position that would have occurred if this transaction had been consummated prior to or as of the times indicated, nor are they necessarily indicative of the future financial position and results of operations of our company.

QUESTIONS AND ANSWERS ABOUT
THE SPECIAL MEETING OF STOCKHOLDERS

Q: Where and when is the special meeting of stockholders?

A: The special meeting will be held on Tuesday, January 22, 2008 beginning at 10:00 a.m. Central Time, at the Sheraton Suites Houston, 2400 West Loop South, Houston, Texas 77027, or at a later date if the meeting is adjourned.

Q: Who is soliciting my proxy?

A: The board of directors is soliciting proxies from each of our stockholders. Nevada Gold & Casinos will pay the expenses of preparing and distributing this proxy statement and soliciting proxies, including the reasonable expenses incurred by brokers, dealers, banks and trustees or their nominees for forwarding solicitation materials to beneficial owners.

Q: Who is entitled to vote on the proposed transaction?

A: Stockholders of record as of the close of business on December 10, 2007, the record date, are entitled to notice of and to vote at the special meeting. Each share of common stock is entitled to one vote.

Q: What am I being asked to vote upon at the special meeting?

A: You are being asked to vote upon a proposal to approve and adopt the Unit Purchase Agreement, dated as of November 13, 2007, by and among us, Blackhawk Gold, Isle of Capri and Casino America. See “The Unit Purchase Agreement” for a more detailed description of the proposed transaction.

Q: What will happen if the Unit Purchase Agreement is approved and adopted by our stockholders?

A: If the Unit Purchase Agreement and the transactions contemplated thereby are approved and adopted by the holders of a majority of the outstanding shares of our common stock, and the other conditions to closing of the transaction are satisfied or waived, we will sell our 43% ownership interest in IC-BH to Casino America pursuant to the terms and conditions set forth in the Unit Purchase Agreement as described in this proxy statement.

Q: What will happen if the Unit Purchase Agreement and the transactions contemplated thereby are not approved or adopted by our stockholders or the sale of units is otherwise not completed?

A: If the Unit Purchase Agreement is not approved or adopted by the holders of a majority of the outstanding shares of our common stock, we will not be able to consummate the transactions contemplated by the Unit Purchase Agreement and under certain circumstances, we or Blackhawk Gold may be required to pay a termination fee of $700,000 to Casino America. In addition, we would need to extend the maturity date of our existing long-term debt or find other sources with which to help repay the same when it becomes due in September 30, 2008, and would have to find other sources to help finance the acquisition of the Vicksburg Facility. No assurance can be given that we would be able to extend the maturity date of our existing long-term debt or secure such other financing or the terms and conditions upon which we might be able to secure the same.

Q: When is the sale of our ownership interest to Casino America expected to be completed?

A: We expect to complete the sale of our ownership interest to Casino America on the second business day or as soon as practicable after all of the conditions to closing of the transaction have been satisfied or waived. See “The Unit Purchase Agreement” for a more complete description of the conditions to completion of the sale.

Q: What vote is required to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby?

A: The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby. The board of directors recommends that you vote “ FOR ” the proposal to approve and adopt the Unit Purchase

Agreement and the transactions contemplated thereby. Failure to vote either by proxy or in person at the meeting will have the same effect as a vote against the proposal.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement, we urge you to complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the special meeting. A return envelope is enclosed for that purpose. Holders of a majority of the outstanding shares of our common stock are entitled to vote and must be represented in person or by proxy at the special meeting to enable us to conduct business at the special meeting. See “The Special Meeting” for further information regarding the voting process.

Q: Can I change my vote after I have signed and returned my proxy?

A: Yes. You can change your vote at any time before proxies are voted at the special meeting. Prior to the time proxies are voted, you may change your vote by submitting a written notice of revocation or a duly executed proxy bearing a later date to the following address: Investor Relations of Nevada Gold & Casinos at Nevada Gold & Casinos’ executive offices, 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027. Alternatively, you may attend the special meeting and vote in person.

Q: How do I vote if my broker holds my shares in “street name”?

A: Shares held in “street name” are held in the name of your bank or broker. If your shares are held in a brokerage account in “street name,” they are not included in the total number of shares owned by you on the enclosed proxy card. Your bank or broker will send you instructions on how to vote those shares.

Q: What is a broker non-vote?

A: When shares are held in “street name,” a broker non-vote may occur when a bank or brokerage firm does not vote on a proposal because it does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. In this case your broker does not have discretionary authority; therefore, your failure to give your broker or nominee specific instructions will have the same effect as a vote “ AGAINST ” the proposal.

Q: What happens if I do not indicate how to vote my proxy?

A: If your shares are not held in “street name” and you sign and send in your proxy, but do not include instructions on how to vote your properly signed proxy card, your shares will be voted “ FOR ” the proposal to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby.

Q: Who can help answer my questions about the proposal?

A: If you have any questions about the proposal presented in this proxy statement, you should contact: Nevada Gold & Casinos, Inc., 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, Attn: Ernest E. East, General Counsel, (713) 621-2245.

THE SPECIAL MEETING

General; Time, Place and Purpose of the Special Meeting

The enclosed proxy is solicited by the board of directors of Nevada Gold & Casinos for use at the special meeting of stockholders to be held on Tuesday, January 22, 2008 at 10:00 a.m. Central Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. The special meeting will be held at the Sheraton Suites Houston, 2400 West Loop South, Houston, Texas 77027. Nevada Gold & Casinos intends to mail this proxy statement and accompanying proxy card on or about December 26, 2007 to all stockholders entitled to vote at the special meeting. At the special meeting, the stockholders will be asked to vote upon the proposal to approve and adopt the Unit Purchase Agreement and the transactions contemplated thereby, and to transact such other business as may properly come before the special meeting and at any adjournment or postponement thereof.

Solicitation of Proxies

We will bear the entire cost of this solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock of Nevada Gold & Casinos, par value $0.12 per share, beneficially owned by others to forward to such beneficial owners. Nevada Gold & Casinos may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to beneficial owners. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation.

Voting, Outstanding Shares and Quorum

Only stockholders of record of Nevada Gold & Casinos’ common stock at the close of business on December 10, 2007, the record date for the special meeting (the “record date”), will be entitled to notice of, and to vote at, the special meeting. At the close of business on December 10, 2007, Nevada Gold & Casinos had outstanding and entitled to vote 12,939,130 shares of common stock. Each holder of record of our common stock on the record date above will be entitled to one vote for each share held on all matters to be voted upon at the special meeting. If you were a stockholder as of the record date, you are entitled to vote by proxy or in person at the special meeting.

However, whether or not you intend to attend the special meeting, the board of directors encourages you to vote for the proposal and requests that you complete, sign, date and return the accompanying proxy card in order to ensure the presence of a quorum. A return envelope is enclosed for your convenience.

Holders of a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will constitute a quorum for the special meeting. All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Shares represented at the special meeting in person or by proxy, but not voted, will nevertheless be counted for purposes of determining a quorum. Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, abstentions and broker non-votes will have the same effect as a vote “ AGAINST ” the proposal to be voted upon at the special meeting. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner fails to execute and return a proxy or properly executes and returns a proxy without voting on a particular proposal because the holder of record does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

The proposal to vote upon the approval and adoption of the Unit Purchase Agreement and the transactions contemplated thereby requires the affirmative vote, whether in person or by proxy, of holders of a majority of the shares of our outstanding common stock.

Brokerage Accounts

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution, it can vote such shares only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the proxy card representing your shares. In addition, if you hold your shares in a brokerage or bank account, your broker or bank may allow you to provide your voting instructions by telephone.

Attendance at the Special Meeting

Only holders of common stock, their proxy holders and guests we may invite may attend the special meeting. If you wish to attend the special meeting in person but you hold your shares through someone else, such as a stockbroker, you must obtain from the record holder a proxy issued in your name.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. The proxy may be revoked by filing with Investor Relations of Nevada Gold & Casinos at its principal executive offices at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy.

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE AS PROMPTLY AS POSSIBLE.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

Certain statements made in this proxy statement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon our current expectations, forecasts, and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to:

•	the ability to satisfy the conditions to the closing of the proposed sale of our ownership interest in IC-BH to Casino America, including, among others, our ability to obtain stockholder approval;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Unit Purchase Agreement;
•	the failure of the proposed transaction contemplated by the Unit Purchase Agreement to close for any other reason;
•	the risk that our operations will be disrupted in the event the proposed transaction does not close;
•	the risk that one or more third parties may seek to initiate litigation challenging the proposed transaction;
•	a change in economic conditions;
•	our ability to comply with the covenants contained in the Unit Purchase Agreement;
•	the risk that we will not be able to effectively implement our business plan for the use of the proceeds from the sale of our ownership interest in IC-BH which business plan contemplates the reinvestment of a significant portion of the proceeds in other gaming ventures; and
•	the other risks and uncertainties discussed in this proxy statement, our annual report on Form 10-K for the fiscal year ended April 29, 2007, as amended, and other reports we file from time to time with the SEC.

We undertake no obligation to update any of the information included in this proxy statement, except as otherwise required by law.

SPECIAL FACTORS

The Parties to the Transaction

Information About Nevada Gold & Casinos

Nevada Gold & Casinos, a Nevada corporation, was formed in April 1977 and, since 1994, has been primarily a gaming company involved in financing, developing, owning and operating commercial gaming projects and financing and developing Native American owned gaming projects. Through our subsidiary, Blackhawk Gold, we indirectly own a 43% interest in IC-BH, a Colorado limited liability company which owns and operates two commercial casino properties in Black Hawk, Colorado — the Isle of Capri-Black Hawk Casino and Colorado Central Station Casino.

In addition, we own and operate the Colorado Grande Casino in Cripple Creek, Colorado, we own a 40% interest in Buena Vista Development Company, LLC which is developing a casino for a Native American tribe in Amador County, California, and we have real estate interests in Colorado, California, and Nevada. We report our operations in two segments — gaming projects and other assets.

We are headquartered in Houston, Texas. Our principal executive offices are located at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, and our telephone number is (713) 621-2245. Our Internet site is www.nevadagold.com.

Our common stock is traded on the Amex under the symbol UWN, and as a public company we file periodic reports with the SEC concerning our business, financial condition and results of operations.

Information about Blackhawk Gold

Blackhawk Gold is a Colorado corporation and a wholly-owned subsidiary of Nevada Gold & Casinos. It was formed in April 1997 and its principal executive offices are located at 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, and its telephone number is (713) 621-2245. Blackhawk Gold is a non-operating owner of 43% of the units in IC-BH.

Information about Isle of Capri

Isle of Capri was incorporated in Delaware in February 1990. The principal executive offices of Isle of Capri are located at 600 Emerson Road, Suite 300, St. Louis, Missouri 63141, and its telephone number is (314) 813-9200. It is a leading developer, owner and operator of branded gaming facilities and related lodging and entertainment facilities in markets throughout the United States and internationally. Through its subsidiary, Casino America, it indirectly owns 57% of the units in IC-BH and receives management fees for operating the two gaming facilities in Black Hawk, Colorado owned by IC-BH.

In addition, Isle of Capri owns and operates twelve casino gaming facilities in the United States located in Lake Charles, Louisiana; Lula, Biloxi and Natchez, Mississippi; Kansas City, Caruthersville and Boonville, Missouri; Bettendorf, Davenport, Waterloo and Marquette, Iowa; and Pompano Beach, Florida. Its international gaming interests include a wholly-owned casino in Freeport, Grand Bahama, a two-thirds ownership interest in casinos in Dudley and Wolverhampton, England and a wholly-owned casino in Coventry, England. It also wholly owns and operates a pari-mutuel harness racing facility in Pompano Beach, Florida at the site of its Pompano Beach casino facility.

Isle of Capri’s common stock is traded on the Nasdaq under the symbol ISLE, and as a public company it files periodic reports with the SEC concerning its business operations, financial conditions and results of operations.

Information about Casino America

Casino America is a Colorado corporation and a wholly-owned subsidiary of Isle of Capri. It was formed in April 1997 and maintains principal executive offices at 600 Emerson Road, Suite 300, St. Louis, Missouri 63141, and its telephone number is (314) 813-9200. Casino America operates and manages IC-BH and owns 57% of the units in IC-BH.

Information about IC-BH

The securities of IC-BH are not publicly traded, but because our interest in IC-BH represents a significant part of our total assets and accounts for a significant portion of our revenues, we include information concerning the financial condition and results of operations of IC-BH in our periodic reports filed with the SEC.

Background of the Sale of our Ownership Interest

General

On April 25, 1997, Blackhawk Gold and Casino America formed IC-BH which owns and operates two commercial casino properties in Black Hawk, Colorado (Isle of Capri-Black Hawk Casino and Colorado Central Station Casino). Through our wholly-owned subsidiary, Blackhawk Gold, we own 43% of the interest in IC-BH, and Isle of Capri, through its wholly-owned subsidiary, Casino America, owns the remaining 57% interest in IC-BH. Casino America operates the two casino properties under the Second Amended and Restated Management Agreement between Isle of Capri and IC-BH for a management fee based upon a percentage of the revenues and operating profit of the casinos.

The Isle of Capri-Black Hawk Casino

The Isle of Capri-Black Hawk Casino, which commenced operations in December 1998, is located on an approximately 10-acre site and is one of the first gaming facilities reached by customers arriving from Denver via Highway 119. The property currently consists of a casino with approximately 1,378 slot machines, 18 table games, a 238-room hotel and 1,100 parking spaces in an attached parking garage. The Isle of Capri-Black Hawk Casino also offers customers a wide variety of non-gaming amenities, including four dining facilities and a 4,000 square foot event center that can be used for meetings and entertainment.

The Colorado Central Station Casino

The Colorado Central Station is located across the intersection, from the Isle of Capri-Black Hawk Casino, of Main Street and Mill Street. The property currently consists of a casino with 778 slot machines, 15 table games, a 162-room hotel and 1,200 parking spaces. The property also offers guests three dining options.

Background of the Transaction

In March of 2006, we retained Libra Securities, LLC, an investment banking firm, to assist us in connection with a general review of alternatives available to us to maximize the value of our 43% ownership interest in IC-BH.

Over the course of the summer of 2006, we internally considered the possibility and relative advantages and disadvantages of an outright sale of our ownership interest, a “swap” of our interest for other assets and a sale leaseback transaction involving our ownership interest in IC-BH.

In the summer and fall of 2006, we initiated conversations with Isle of Capri with respect to a possible sale of our ownership interest, and in January and February of 2007 we exchanged draft agreements with Isle of Capri contemplating a transaction in which (i) our ownership interest in IC-BH would be redeemed in exchange for title to certain real property and facilities owned by IC-BH and used for its casino and hotel operations, (ii) we would lease the acquired property back to IC-BH for an extended term at a minimum rent of $3,600,000 a year and (iii) at the end of the lease term, Isle of Capri would have an option to buy back the assets for a balloon payment of $25,000,000. The annual rent would be subject to possible upward adjustment based on a formula geared to the earnings before interest, taxes, depreciation and amortization (“EBITDA”) generated by IC-BH from certain of its operations during the three fiscal years ending April 24, 2009. Our management ascribed a net present value to such transaction in the range of $42,000,000 to $48,000,000 without giving effect to the contingent rent adjustment formula.

Although conversations between the parties continued throughout the first quarter of 2007, we and Isle of Capri were not able to reach a final agreement as to the terms of the transaction, and on April 19, 2007, Nevada Gold & Casinos issued a press release indicating conversations with Isle of Capri had terminated.

Additionally, over the course of late 2006 and early 2007 we contacted at least seven potential financial buyers of which only two communicated interest in holding further discussions. Discussions with these potential buyers failed to produce an agreement as to an acceptable range of values for our ownership interest and did not progress beyond the preliminary stage. The major issues cited by these potential buyers as adversely affecting their views as to the value of our ownership interest in IC-BH were: (i) Isle of Capri’s right of first refusal in connection with any sale of our ownership interest in IC-BH, (ii) the fact that the interest was a minority interest with limited rights to participate in management decisions or to control the timing of any sale or “exit” and (iii) the economic terms of the management agreement pursuant to which Casino America managed IC-BH.

The conversations between Isle of Capri and Nevada Gold & Casinos were renewed in the fall of 2007 when Libra Securities, on behalf of Nevada Gold & Casinos, contacted Isle of Capri to discuss an all-cash buyout. On October 22, 2007, we provided Isle of Capri with a proposed term sheet.

Over the course of the following weeks, Nevada Gold & Casinos and Isle of Capri agreed on a price and eventually definitive transaction terms. On November 10, 2007, the board of directors approved and adopted the Unit Purchase Agreement and the transactions contemplated thereby and on November 13, 2007, the parties executed the Unit Purchase Agreement. See “The Unit Purchase Agreement” for a more detailed description of the definitive terms.

Because the sale of our ownership interest may be deemed to be the sale of assets that would require stockholder approval under the laws of the state of Nevada, the board of directors of Nevada Gold & Casinos has determined to seek the approval of our stockholders.

Reasons for the Sale of our Ownership Interest

On January 19, 2006, Nevada Gold & Casinos entered into a $55,000,000 revolving credit facility with Louise H. Rogers, as amended on July 30, 2007 and October 12, 2007. The credit facility, which replaced a prior version of the credit facility dated June 29, 2006, was secured, in part, by Nevada Gold & Casino’s ownership in Blackhawk Gold, and Blackhawk Gold’s ownership in IC-BH. The credit facility allows Nevada Gold & Casinos to borrow up to $55,000,000 at any time prior to September 30, 2008. As of November 12, 2007, the aggregate outstanding principal balance of this credit facility was $54,350,000. The credit facility was amended and restated as of November 13, 2007 conditioned upon the completion of the proposed sale of our interest in IC-BH and the application of not less than $38,800,000 of the proceeds therefrom to partially pay down our outstanding long-term indebtedness. Under the November 13, 2007 agreement, the maturity date for the credit facility is extended to June 30, 2010. The funds we receive from the sale of our ownership interest will primarily be used to pay down such debt. Upon such payment, the credit facility will remain secured by all of our assets and we will continue to pay interest payments monthly; however, under the November 13, 2007 agreement, the interest rate will be reset at a rate to be negotiated by the parties but in no event will the rate be less than 10% per annum. See Exhibit 10.1 to our current report of Form 8-K, dated November 13, 2007 for a copy of the amended and restated credit facility agreement.

Pursuant to a promissory note dated November 13, 2007, Ms. Rogers agreed to loan an additional $2,000,000 to Nevada Gold & Casinos separate and apart from the $55,000,000 credit facility. On November 16, 2007, we paid the outstanding amount due under the promissory note to Ms. Rogers from the deposit amount required to be paid by Casino America in connection with the proposed sale of our ownership interest. See “Deposit Amount” for a more detailed description of the payment to Ms. Rogers. See Exhibits 10.2, 10.3 and 10.4 to our current report on Form 8-K, dated November 13, 2007 for copies of the amendment to the security agreement, use of proceeds agreement and the promissory note.

Additionally, $13,000,000 of the balance of the funds from the sale of our ownership interest will be placed in an investment fund, or a special “project fund.” These funds shall be placed in an interest-bearing account set up separately from any and all other accounts held by Nevada Gold & Casinos and used solely for (i) acquisitions or financing of new projects or (ii) repayment to Ms. Rogers on any of her loans to Nevada Gold & Casinos. We may not borrow against such project fund or use it as collateral for any loan transaction without the express written consent of Ms. Rogers. We may only borrow against the project fund if the loan is used to finance a new project or acquisition which has been approved by Ms. Rogers, such as our proposed acquisition of the Vicksburg Horizon Casino and Hotel. On November 13, 2007, our wholly owned subsidiary, Nevada Gold Vicksburg, LLC entered into an agreement to purchase the Vicksburg Horizon Casino and Hotel in Vicksburg, Mississippi from Columbia Properties Vicksburg, LLC for $35,000,000. Specifically, up to

$8,000,000 of the project fund may be used for investment in the Vicksburg Facility. Any funds remaining in the project fund following the Vicksburg Facility acquisition will be committed to at least one other new acquisition within 12 months of completing such acquisition, otherwise such funds shall be delivered to Ms. Rogers and applied to the payment of her loans to us. See Exhibit 10.6 to our current report of Form 8-K, dated November 13, 2007 for a copy of the Vicksburg Facility agreement.

If the Unit Purchase Agreement and the transactions contemplated thereby are not approved or adopted by the holders of a majority of the outstanding shares of our common stock, we will not be able to consummate the transactions contemplated by the Unit Purchase Agreement or the agreement relating to our amended and restated credit facility. In addition, we may not be able to complete the Vicksburg Facility acquisition, and may have to seek other strategic alternatives and arrangements.

Effect of the Sale of our Ownership Interest

The sale of our ownership interest will terminate our interest in IC-BH and we will not have any interest in its future operations.

As described above, the sale of our ownership interest will also permit us to substantially reduce our existing long-term debt and provide necessary capital to assist us to make other investments in the gaming industry.

Recommendation of the Board of Directors

At its meeting held on November 10, 2007, the board of directors determined that the Unit Purchase Agreement and the transactions contemplated thereby are fair and in the best interests of Nevada Gold & Casinos and its stockholders and recommends that you vote “ FOR ” the Unit Purchase Agreement and the transactions contemplated thereby. The affirmative vote, whether in person or by proxy, of a majority of the holders of our outstanding common stock is required to approve the proposed transaction.

In reaching its conclusion, the board of directors considered a recommendation by senior management in favor of the proposal as well as a number of factors, including:

(i)	The fact that Isle of Capri, as the majority owner of IC-BH, is the only purchaser likely to pay a purchase price for our interest based upon a pro rata share of the enterprise value of IC-BH without imposing the significant discount commonly applied to the purchase of minority interests.
(ii)	The fact that the operating agreement of IC-BH gives to Isle of Capri a right of first refusal with respect to any sale of our ownership interest to a third party which adversely affects the marketability of our ownership interest.
(iii)	A recently enacted ban (which is to take effect on January 1, 2008), on smoking in all Colorado casinos which our senior management believes may add uncertainty to the valuation of Colorado casinos.
(iv)	The fact that the sale price of $64,600,000 represented a multiple of 8.1 times our pro rata share of IC-BH’s trailing twelve month’s EBITDA through September 30, 2007. Based on information presented to it by management, the board of directors determined that this multiple compared favorably to the mean and median multiples paid during the 2004-2007 period in transactions involving gaming industry facilities.
(v)	The experience of our management in negotiating other transactions in the gaming industry (including our proposed acquisition of the Vicksburg Facility) which provided first hand knowledge of the current market for properties such as those operated by IC-BH.

Another significant factor considered by the board of directors was our need for liquidity. We currently have outstanding approximately $54,350,000 of long-term debt that is scheduled to mature on September 30, 2008. We have negotiated an extension of the maturity date to June 30, 2010. That extension is conditioned upon the completion of the sale of our ownership interest in IC-BH and the application of not less than $38,800,000 of the proceeds therefrom to the partial payment of such outstanding long-term indebtedness. This extension of the maturity date for the remaining balance of $15,550,000 of long-term debt was a material factor in the board of directors’ decision with respect to the sale of our ownership interest in IC-BH.

The proceeds from the sale of our ownership interest will allow us to pursue future acquisitions such as the Vicksburg Facility acquisition.

Based on the above factors, the board of directors concluded that the purchase price was likely the highest price reasonably obtainable and that the transaction was fair to and in the best interests of our stockholders.

The board of directors did not obtain or rely upon a fairness opinion from an investment bank.

Use of Proceeds

In connection with the sale of our ownership interest in IC-BH, we intend to apply the proceeds from the sale in the following manner:

Partial Payment of Outstanding Long-Term Debt	$38,800,000
Project Fund (including the Vicksburg Facility acquisition)	$13,000,000
Pay-Off of Promissory Note to Louise H. Rogers	$2,000,000
Taxes	$9,800,000
Transaction Fees and Expenses	$1,000,000
Total	$64,600,000

Stockholder Support Agreement

Under the terms of the Unit Purchase Agreement, we were required to secure stockholder support agreements from the two largest stockholders, Louise H. Rogers and Wynnefield Funds. They are beneficial holders of at least 17% of the outstanding shares of our common stock and have each agreed not to transfer any of their shares and to vote all of their shares of our common stock in favor of the sale of Blackhawk Gold’s beneficial interest in IC-BH, the Unit Purchase Agreement and the transactions contemplated thereby. The stockholders also agreed not to transfer their shares and to vote all of their shares of common stock against any proposal that is made in opposition to or in competition with the consummation of the transactions contemplated by the Unit Purchase Agreement or would impede, frustrate or prevent the sale of our ownership interest, including but not limited to, any amendment to Nevada Gold & Casinos’ certificate of incorporation or any dissolution, liquidation or winding up of Nevada Gold & Casinos or Blackhawk Gold.

Pursuant to the stockholder support agreement, the stockholders granted an irrevocable proxy with an interest to Casino America, pursuant to which, in the case of default by the stockholders under the stockholder support agreement, Casino America is appointed as their agent, attorney-in-fact and proxy for all of the shares of Nevada Gold & Casinos owned by such stockholders. The stockholder support agreement and the proxy, if applicable, will terminate upon (i) the closing of the sale of Nevada Gold & Casinos ownership interest (as defined in the Unit Purchase Agreement) or (ii) the end of the fifth day following the date of termination of the Unit Purchase Agreement in accordance with its terms.

Deposit Amount

Pursuant to the Unit Purchase Agreement, Casino America is required to pay a deposit amount. Accordingly, on November 16, 2007, pursuant to Nevada Gold & Casinos’ instructions, the deposit amount of $2,000,000 was paid directly to Ms. Rogers as such amount was due to her under the November 13, 2007 promissory note. See “Reasons for the Sale of our Ownership Interest” beginning on page 11 for a description of the promissory note. In the event that Casino America is entitled to a return of its deposit under the Unit Purchase Agreement, Blackhawk Gold is required to pay such deposit within two business days after the date on which Casino America is entitled to receive such payment. If Blackhawk Gold fails to pay back the deposit, Nevada Gold & Casinos and Blackhawk Gold specifically authorizes and directs Casino America to cause IC-BH to withhold any and all disbursements due to Blackhawk Gold.

Interests of Certain Persons

One of our members of the board of directors, John Gallaway, who was appointed as director in November 2005, served in the office of the chairman of Isle of Capri from 2003-2005 and as president and chief operating officer of Isle of Capri from 1995 through 2003. Mr. Gallaway has no continuing interest, direct or indirect, in Isle of Capri other than his ownership of less than 1% of its outstanding publicly traded common stock. None of the other directors or any officers or executive employees has any interest in Isle of Capri.

Regulatory and Other Approvals

There are no material United States or state regulatory approvals required for the completion of the sale of our ownership interest. The approval of the Unit Purchase Agreement by our stockholders is being sought under the corporate laws of the state of Nevada because the sale of our ownership interest may be deemed to represent substantially all of our assets under Nevada law.

Dissenter’s Rights of Appraisal

Under Nevada law, our stockholders are not entitled to appraisal rights in connection with the asset sale.

Certain United States Federal Income Tax Consequences

The sale of our ownership interest to Casino America pursuant to the Unit Purchase Agreement will result in a realized taxable gain to Nevada Gold & Casinos and its subsidiary Blackhawk Gold, with respect to which Nevada Gold and Casinos and its subsidiary Blackhawk Gold may be required to pay federal income taxes. This gain will be measured by the difference between the amount realized from the sale and Blackhawk Gold’s tax basis in the ownership interest. In addition, we will utilize net operating losses and other tax credits available to us to reduce any realized taxable gains. The amount realized by Blackhawk Gold will include the cash received by it and any other consideration received by it for the sale of our ownership interest. The tax, if any payable, with respect to any realized gain will depend on numerous factors but is not expected to exceed $10,500,000.

Nevada Gold & Casinos (and its subsidiary Blackhawk Gold) also may be subject to state income and transfer taxes, but Nevada Gold & Casinos does not anticipate that such taxes, if any, will be significant.

Nevada Gold & Casinos does not expect that the sale of our ownership interest will result in any federal income tax consequences to our stockholders.

Accounting Treatment of the Transaction

We have accounted for our 43% interest in IC-BH as an investment of an unconsolidated affiliate. The contemplated transaction will be accounted for as a sale of an investment. The investment balance recorded on the financial records of our company will be removed upon completion of the sale. Any proceeds received in excess of the investment balance and related transaction and closing costs will be accounted for as a gain. Appropriate federal, state and local taxes will be recorded.

THE UNIT PURCHASE AGREEMENT

The following is a summary of the material provisions of the Unit Purchase Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Unit Purchase Agreement, which is incorporated by reference in its entirety and attached as Appendix A to this proxy statement. We urge you to read this proxy statement and the Unit Purchase Agreement in their entirety. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 27.

General

Nevada Gold & Casinos and its wholly-owned subsidiary, Blackhawk Gold, entered into a Unit Purchase Agreement with Isle of Capri and its wholly-owned subsidiary, Casino America, dated as of November 13, 2007, pursuant to which Blackhawk Gold has agreed to sell all of its units in IC-BH, representing its entire ownership interest in IC-BH to Casino America, subject to certain terms and conditions, including approval by the holders of a majority of the outstanding shares of Nevada Gold & Casinos’ common stock at the special meeting. Nevada Gold & Casinos has unconditionally guaranteed all of the obligations of Blackhawk Gold, and Isle of Capri has unconditionally guaranteed all of the obligations of Casino America, under the Unit Purchase Agreement.

The closing of the sale of our ownership interest will occur the second business day after the conditions to closing set forth in the Unit Purchase Agreement have been satisfied or waived, unless a different date is agreed upon by the parties.

If the Unit Purchase Agreement is approved and adopted by an affirmative vote of a majority of holders of our outstanding common stock and the sale of our ownership interest to Casino America is completed, we intend to apply the net proceeds of the sale to pay down our debt and to finance future transactions. No assurance can be given that we will be able to conclude any such future transactions or that, if concluded, our investment in them will be successful.

Ownership of Interest to be Sold

The units in IC-BH to be sold represent Blackhawk Gold’s entire ownership interest in IC-BH.

Purchase Price

The total consideration to be paid to Blackhawk Gold for our ownership interest is $64,600,000 in cash, including $2,000,000 which was paid to Ms. Rogers after the execution of the Unit Purchase Agreement. Upon Casino America’s option, a portion of the purchase price will be paid at closing directly to Ms. Rogers as lender to remove her lien on Blackhawk Gold’s units in IC-BH.

Representations and Warranties

The Unit Purchase Agreement contains representations and warranties made by Nevada Gold & Casinos and Blackhawk Gold to Casino America. These include representations and warranties relating to:

•	the valid existence and good standing of each of Nevada Gold & Casinos and Blackhawk Gold;
•	the power and authority of Nevada Gold & Casinos and Blackhawk Gold to enter into the Unit Purchase Agreement and carry out the transactions contemplated in the Unit Purchase Agreement;
•	the approval by the board of directors of each of Nevada Gold & Casinos and Blackhawk Gold of the Unit Purchase Agreement and deposit escrow agreement;
•	the determination by the board of directors of each of Nevada Gold & Casinos and Blackhawk Gold that the terms of the transactions contemplated by the Unit Purchase Agreement are fair to and in the best interests of their respective stockholder(s);
•	the recommendation by the board of directors of each of Nevada Gold & Casinos and Blackhawk Gold that their respective stockholder(s) approve and adopt the Unit Purchase Agreement and the deposit escrow agreement;
•	the required approval and adoption of the Unit Purchase Agreement by the holders of a majority of the outstanding shares of Nevada Gold & Casinos’ common stock;

•	the approval and adoption of the Unit Purchase Agreement by the sole stockholder of Blackhawk Gold;
•	the capital structure and ownership of Blackhawk Gold;
•	the absence of undisclosed litigation;
•	the absence of violations or conflicts with or breaches of or defaults under, and consents or approvals required under, organizational documents, contracts or applicable law (other than as may be required by the Colorado Limited Gaming Authority and pursuant to municipal, local and state laws such as those regulating liquor sales) as a result of entering into the Unit Purchase Agreement and the consummation of the transactions contemplated thereby;
•	the absence of undisclosed broker’s or finder’s fees; and
•	the execution of the stockholder support agreements by beneficial holders of at least 17% of the outstanding shares of common stock of Nevada Gold & Casinos.

The Unit Purchase Agreement contains representations and warranties made by Isle of Capri and Casino America to Blackhawk Gold. These include representations and warranties relating to:

•	the due organization, valid existence and good standing of each of Isle of Capri and Casino America;
•	the corporate power of each to enter into the Unit Purchase Agreement and carry out its obligations under the Unit Purchase Agreement;
•	the absence of violations or conflicts with or breaches of or defaults under, and consents or approvals required under, organizational documents, contracts or applicable law (other than as may be required by the Colorado Limited Gaming Authority and pursuant to municipal, local and state laws such as those regulating liquor sales) as a result of entering into the Unit Purchase Agreement and the consummation of the transactions contemplated thereby;
•	the absence of Casino America and IC-BH having directly or indirectly engaged in any discussions with, or solicited or received any offer from, any person (other than Nevada Gold & Casinos, Blackhawk Gold and their representatives) regarding a change in control transaction affecting IC-BH or Isle of Capri itself;
•	the absence of undisclosed litigation; and
•	the absence of undisclosed broker’s or finder’s fees.

Pre-Closing Covenants; Conduct of Business Prior to Closing

The Unit Purchase Agreement contains certain mutual covenants of the parties, including covenants relating to:

•	using commercially reasonable efforts to cause the closing to occur, including taking all commercially reasonable actions necessary to comply with legal requirements that may be imposed with respect to the closing and to obtain the necessary consents from, and filings with, governmental authorities;
•	cooperating with each other to obtain any necessary consents from governmental authorities and promptly provide drafts to each other, allow reasonably adequate time for comment by the other party and agree promptly to the contents of notifications, filings, submissions, further documentation and evidence to be submitted to all relevant governmental authorities;
•	giving written notice to the other party of any material adverse development that causes a breach of any such party’s representations and warranties contained in the Unit Purchase Agreement; and
•	consulting with each other with respect to public announcements concerning the transactions contemplated by the Unit Purchase Agreement.

The Unit Purchase Agreement also contains covenants requiring Nevada Gold & Casinos to:

•	subject to our board of directors’ fiduciary duty to our stockholders, recommend approval of the matters submitted to our stockholders;
•	enter into good faith negotiations with the other parties for at least 20 days to attempt to revise the terms of the Unit Purchase Agreement in the event that our stockholders fail to approve the Unit Purchase Agreement at the stockholders meeting;
•	take all action necessary in accordance with applicable law and its organizational documents to convene as promptly as practicable, but in any event no later than 35 days after the date on which this proxy statement can be mailed to stockholders under applicable rules of the SEC, a stockholders meeting to obtain the required stockholder vote in favor of approving and adopting the Unit Purchase Agreement and the transactions contemplated by the Unit Purchase Agreement;
•	prepare and file with the SEC this proxy statement and use commercially reasonable efforts to cause the proxy statement to be mailed to its stockholders as promptly as practicable after the date of the Unit Purchase Agreement;
•	afford Casino America the opportunity to review and comment on the proxy statement prior to submission of such proxy statement to the SEC, and provide to Casino America copies of all correspondence between Nevada Gold & Casinos or Blackhawk Gold and the SEC relating to the proxy statement and stockholders meeting; and
•	not permit Blackhawk Gold’s units to become subject to any lien, claim or encumbrance (other than those in effect as of the date of the Unit Purchase Agreement).

Exclusivity; No Solicitation

Except as described below, during the period prior to closing, each of Nevada Gold & Casinos and Blackhawk Gold and their affiliates will not (and each of Nevada Gold & Casinos and Blackhawk Gold will not permit any of their respective or any of their respective affiliates’ officers, directors, employees or any investment banker, financial advisor, attorney, accountant or other agent or representative retained by Nevada Gold & Casinos or Blackhawk Gold or any of their respective affiliates to), directly or indirectly:

•	solicit, encourage, initiate, engage in discussions or negotiate with any person (other than Casino America), or take any other action intended or designed to facilitate any inquiry or effort of any person (other than Casino America), relating to any possible business combination with Nevada Gold & Casinos or Blackhawk Gold or any possible acquisition of Blackhawk Gold, Blackhawk Gold’s units or Nevada Gold & Casinos or any material portion of Blackhawk Gold’s or Nevada Gold & Casinos’ outstanding capital stock or assets (with efforts by any such person, including a firm proposal to make such an acquisition, to be referred to as an “alternative acquisition”);
•	provide information to any person (other than Casino America) relating to a possible alternative acquisition by any person (other than Casino America);
•	enter into an agreement with any person (other than Casino America) providing for a possible alternative acquisition; or
•	make or authorize any statement, recommendation or solicitation in support of any possible alternative acquisition by any person (other than Casino America).

Notwithstanding the foregoing limitations and subject to the stockholders meeting, the board of directors of Nevada Gold & Casinos may pursue an alternative proposal relating to the sale of our ownership interest (“an alternative acquisition proposal”) if the board of directors of Nevada Gold & Casinos, in response to an unsolicited third party proposal that did not result from a breach of the Unit Purchase Agreement, determines, in good faith after consultation with independent legal counsel and an independent financial advisor as necessary, that such proposal is or is reasonably likely to result in a superior proposal.

During the term of the Unit Purchase Agreement, the board of directors of each of Nevada Gold & Casinos or Blackhawk Gold will not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Casino America, the approval or recommendation of the Unit Purchase Agreement or approve or cause or permit Nevada Gold & Casinos or Blackhawk Gold to enter into any letter of intent, agreement in principle or similar agreement constituting an alternative acquisition proposal. Notwithstanding the foregoing, the board of directors of Nevada Gold & Casinos may withdraw or modify its approval or recommendation and recommend such superior proposal and enter into such letter of intent, agreement in principle or similar agreement if prior to the date of the stockholder approval, in response to an unsolicited third party proposal that did not result from a breach of the Unit Purchase Agreement, the board of directors determines in good faith after consultation with independent legal counsel that it is necessary to approve and recommend such superior proposal to comply with its fiduciary obligations.

Tax Matters

The sale of our ownership interest to Casino America pursuant to the Unit Purchase Agreement will result in a taxable gain to Nevada Gold & Casinos and its subsidiary Blackhawk Gold, with respect to which Nevada Gold and Casinos and its subsidiary Blackhawk Gold may be required to pay federal income taxes. This gain will be measured by the difference between the amount realized from the sale and Blackhawk Gold’s tax basis in the ownership interest. In addition, we will utilize net operating losses and other tax credits available to us to reduce any realized taxable gains. The amount realized by Blackhawk Gold will include the cash received by it and any other consideration received by it for the sale of our ownership interest. The tax if any payable, with respect to any realized gain will depend on numerous factors but is not expected to exceed $10,500,000.

Nevada Gold & Casinos (and its subsidiary Blackhawk Gold) also may be subject to state income and transfer taxes, but Nevada Gold & Casinos does not anticipate that such taxes, if any, will be significant. All transfer, documentary, sales, use, stamp, registration and other such taxes, and all conveyance fees, recording charges and other fees and charges incurred in connection with the consummation of the transactions contemplated by the Unit Purchase Agreement will be paid 50% by Blackhawk Gold and 50% by Casino America when due and Blackhawk Gold will file all necessary tax returns and other documentation for all such transfer taxes, the expenses, fees and charges of the filings to be paid 50% by Blackhawk Gold and 50% by Casino America.

Nevada Gold & Casinos does not expect that the sale of our ownership interest will result in any federal income tax consequences to our stockholders.

Indemnification

Pursuant to the Unit Purchase Agreement, Nevada Gold & Casinos and Blackhawk Gold agree to jointly and severally indemnify Isle of Capri and Casino America for damages arising from:

•	any breach of or any inaccuracy in the representations and warranties made by Nevada Gold & Casinos or Blackhawk Gold in the Unit Purchase Agreement (as more fully described under “Representations and Warranties”); and
•	any breach of or failure by Nevada Gold & Casinos or Blackhawk to perform any covenant or obligation set forth in the Unit Purchase Agreement.

Pursuant to the Unit Purchase Agreement, Isle of Capri and Casino America agree to jointly and severally indemnify Nevada Gold & Casinos and Blackhawk Gold for damages arising from:

•	any breach of or any inaccuracy in the representations and warranties made by Isle of Capri or Casino America in the Unit Purchase Agreement (as more fully described under “Representations and Warranties”);
•	any breach of or failure by Isle of Capri or Casino America to perform any covenant or obligation set forth in the Unit Purchase Agreement; and
•	any failure on the part of IC-BH to file, or any inaccuracy in information contained in, any state or federal income tax return or notification of IC-BH only to the extent that Blackhawk Gold would have been entitled to any tax distributions had such filing occurred.

The maximum liability of each party (in the aggregate) under the indemnifications described above will be equal to the purchase price, except such limitation to liability will not apply to any breach of or inaccuracy in any representation and warranty relating to title and authorization.

Conditions to Closing

The obligations of Blackhawk Gold to complete the sale of our ownership interest are subject to the satisfaction or waiver of the following conditions:

•	Compliance with Agreements and Covenants. Casino America must have performed and complied with, in all material respects, all of its covenants and obligations under the Unit Purchase Agreement required to be performed and complied with on or prior to the closing date.
•	Representations and Warranties True. Casino America’s representations and warranties must be accurate, true and correct in all material respects on and as of the date of the Unit Purchase Agreement, and must be accurate, true and correct in all material respects on and as of the closing date as though made by Casino America on and as of the closing date.
•	Stockholder Approval. Nevada Gold & Casinos must have obtained the affirmative vote of the holders of a majority of the outstanding shares of its common stock entitled to vote at the special meeting of stockholders.
•	No Court Order. No court order or action or proceeding pending by any person is in effect which would enjoin, restrain or prohibit the Unit Purchase Agreement or the transactions contemplated thereby, or seek any material damages or payments from Blackhawk Gold as a result of the consummation.
•	Regulatory Approvals. Blackhawk Gold must have obtained all necessary approvals or consents required to be obtained from the Colorado Limited Gaming Authority with respect to the purchase and sale of Blackhawk Gold’s units.

The obligations of Casino America to complete the purchase of the units are subject to the satisfaction or waiver of the following conditions:

•	Compliance with Agreements and Covenants. Nevada Gold & Casinos and Blackhawk Gold must have performed and complied with, in all material respects, all of its covenants and obligations under the Unit Purchase Agreement required to be performed and complied with on or prior to the closing date.
•	Representations and Warranties True. The representations and warranties of Nevada Gold & Casinos and Blackhawk Gold must be accurate, true and correct in all material respects on and as of the date of the Unit Purchase Agreement, and must be accurate, true and correct in all material respects on and as of the closing date as though made by Blackhawk Gold on and as of the closing date.
•	No Court Order. No court order or action or proceeding pending by any person is in effect which would enjoin, restrain or prohibit the Unit Purchase Agreement or the transactions contemplated thereby, or seek any material damages or payments from Casino America or IC-BH as a result of the consummation.
•	No Material Adverse Change. Since the date of the Unit Purchase Agreement, there must not have occurred a material adverse change that could reasonably be expected to have an effect upon IC-BH (including its business, assets, operations, results of operations or financial conditions), except for any event directly attributable to or resulting from (a) changes in the industry or markets in which IC-BH operates that are not unique to IC-BH, in each case that do not have a disproportionate effect on IC-BH, (b) compliance with the terms of the Unit Purchase Agreement, (c) changes in law enacted after the date of the Unit Purchase Agreement that do not have a disproportionate effect on IC-BH and (d) the smoking ban to be effected on January 1, 2008 within the state of Colorado.

•	Regulatory Approvals. Casino America must have obtained all necessary approvals or consents required to be obtained from the Colorado Limited Gaming Authority with respect to the purchase and sale of Blackhawk Gold’s units.

Termination

The Unit Purchase Agreement may be terminated at any time prior to the closing, as follows:

•	(a) upon the mutual agreement of Blackhawk Gold and Casino America;
•	(b) by either Blackhawk Gold or Casino America if:
(i)	the closing has not occurred on or before April 15, 2008 (the “outside date”), provided that the outside date will be June 15, 2008 if the approval or consent of the Colorado Limited Gaming Control Commission is required to consummate the transactions contemplated by the Unit Purchase Agreement; or
(ii)	after the thirtieth day following the date of the stockholders meeting of Nevada Gold & Casinos, if the required stockholder vote has not been obtained;
•	(c) by Casino America upon written notice to Blackhawk Gold if:
(i)	(A) the conditions precedent have become incapable of being fulfilled (and have not been waived by Casino America) and (B) there has been a breach by or inaccuracy of Nevada Gold & Casinos or Blackhawk Gold of any representation, warranty, covenant or agreement in the Unit Purchase Agreement, and the breach or inaccuracy has not been cured (if curable) within 15 days following receipt by Nevada Gold & Casinos or Blackhawk Gold from Casino America of notice of such breach or inaccuracy; or

(ii) the board of directors of Nevada Gold & Casinos or any of its committees withdraws or modifies in a manner adverse to Casino America its approval or recommendation of the Unit Purchase Agreement or fails to recommend to its stockholders that they give stockholder approval, or recommends an alternative acquisition proposal or the board of directors or any of its committees resolves to take any of the foregoing actions; or

(iii) the board of directors of Nevada Gold & Casinos fails to reaffirm publicly and unconditionally its recommendation to Nevada Gold & Casinos’ stockholders that they give stockholder approval within 10 business days of Casino America’s written request to do so (which request may be made following public disclosure of an alternative acquisition proposal), and the public reaffirmation must include the unconditional rejection of such alternative acquisition proposal;

•	(d) by Blackhawk Gold, upon written notice to Casino America, if:
(i)	the conditions precedent (other than obtaining stockholder approval) have become incapable of being fulfilled (and have not been waived by Blackhawk Gold) or there has been a breach by or inaccuracy of Casino America of any representation, warranty or covenant in the Unit Purchase Agreement, and the breach or inaccuracy has not been cured (if curable) within 15 days following receipt by Casino America from Blackhawk Gold of notice of such breach or inaccuracy; or
(ii)	prior to the date of stockholder approval (A) the board of directors of Nevada Gold & Casinos shall have recommended an alternative acquisition approval, (B) on the same day as such notice, Nevada Gold & Casinos or Blackhawk Gold enters into a definitive agreement for an alternative acquisition proposal that is a superior proposal (as defined in the Unit Purchase Agreement), and (C) Nevada Gold & Casinos and Blackhawk Gold have complied with each of its obligations set forth in the Unit Purchase Agreement in all respects; provided that Blackhawk Gold has no right to terminate the Unit Purchase Agreement pursuant to this paragraph after stockholder approval.

Termination Fees and Expenses

If the Unit Purchase Agreement is terminated by Blackhawk Gold or Casino America as provided above under the heading “Termination,” the Unit Purchase Agreement will become void and have no effect, without liability or obligation on the part of Blackhawk Gold, Nevada Gold & Casinos or Casino America except that certain provisions, including the provision relating to the effect of termination and fees and expenses will survive, including the additional fee, and if the Unit Purchase Agreement is terminated by a party due to breach or because one or more of the conditions to the terminating party’s obligations under the Unit Purchase Agreement is not satisfied as a result of another party’s failure to comply with its obligations under the Unit Purchase Agreement, the terminating party’s right to pursue legal remedies shall survive such termination.

Nevada Gold & Casinos or Blackhawk Gold has agreed to pay to Casino America a termination fee of $700,000 if the Unit Purchase Agreement is terminated, except pursuant to (a), (b)(i) (but only if the closing does not occur by the outside date), (c)(i)(A) (but only if the conditions which have not been fulfilled or waived are those involving the absence of court orders or any material adverse change described under the heading “Conditions to Closing”) or (d)(i), all of which are described above under the heading “Termination.”

In addition, Nevada Gold & Casinos or Blackhawk Gold has agreed to pay to Casino America an additional fee of $1,100,000 if within 24 months of any termination of the Unit Purchase Agreement Nevada Gold & Casinos or Blackhawk Gold enters into a letter of intent or agreement in principle for or consummates an alternative acquisition.

Concurrently with the payment of, and as a condition to receiving, a termination fee or additional fee, Casino America will deliver to Nevada Gold & Casinos and Blackhawk Gold a general release.

In the event that the termination fee or additional fee is or becomes payable pursuant to the terms described above, Nevada Gold & Casinos or Blackhawk Gold has agreed promptly but no later than 10 business days following written notice, to pay all reasonable fees and disbursements of counsel and expenses of litigation incurred by Casino America in connection with the Unit Purchase Agreement.

PRO FORMA CONSOLIDATED BALANCE SHEET
AND STATEMENTS OF OPERATIONS

The unaudited pro forma consolidated balance sheet as of October 28, 2007 reflects the financial position of Nevada Gold & Casinos after giving effect to the disposition of our ownership interest in IC-BHand the receipt of net proceeds as if the disposition occurred on October 28, 2007.

The unaudited pro forma consolidated statements of operations for the six months ended October 28, 2007 and for the fiscal year ended April 29, 2007 have been derived from the historical consolidated financial statements of Nevada Gold & Casinos to give effect to the proposed sale of our ownership interest in IC-BH to Casino America as if it had been consummated on May 1, 2006.

The pro forma adjustments are described in the accompanying notes and are based upon available information and various assumptions that management believes are reasonable. These adjustments give effect to events directly attributable to the transaction.

The accompanying unaudited pro forma consolidated balance sheet and statements of operations should be read in conjunction with the historical and unaudited consolidated financial statements and the related notes thereto of our company and IC-BH incorporated by reference to this proxy statement. The unaudited pro forma are not necessarily indicative of the operating results or financial position that would have occurred if the transaction had been consummated at the times indicated, nor are they necessarily indicative of the future financial position and the results of operations of Nevada Gold & Casinos.

NEVADA GOLD & CASINOS, INC.
Unaudited Pro Forma Consolidated Balance Sheet
As of October 28, 2007

	As Reported	Pro Forma Adjustments	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$1,584,571	$3,618,969 (1)	$5,203,540
Restricted cash	—	13,000,000 (1)	13,000,000
Accounts receivable	83,502	—	83,502
Accounts receivable - affilates	60,006	—	60,006
Prepaid expenses	576,721	—	576,721
Notes receivable - current portion	1,100,000	—	1,100,000
Notes receivable - development projects, current portion	—	—	—
Other current assets	48,468	—	48,468
Total current assets	3,453,268	16,618,969	20,072,237
Investments in unconsolidated affiliates	29,221,049	(26,787,777)(2)	2,433,272
Investments in unconsolidated affiliates held for sale	347,653	—	347,653
Investments in development projects	398,202	—	398,202
Investments in development projects held for sale	3,437,931	—	3,437,931
Notes receivable	1,100,000	—	1,100,000
Notes receivable - affiliates	3,521,066	—	3,521,066
Notes receivable - development projects, net of current portion	19,370,641	—	19,370,641
Goodwill	5,462,918	—	5,462,918
Property and equipment, net of accumulated depreciation of $1,683,244 at October 28, 2007	1,777,957	—	1,777,957
Deferred tax asset	—	—	—
Other assets	5,889,636	—	5,889,636
Total assets	$73,980,321	$(10,168,808)	$63,811,513
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,644,452	$—	$1,644,452
Accrued interest payable	670,056	—	670,056
Other accrued liabilities	145,464	—	145,464
Long-term debt, current portion	54,544,141	(54,350,000)	194,141
Total current liabilities	57,004,113	(54,350,000)	2,654,113
Long-term debt, net of current portion and discount	17,714	15,550,000 (3)	15,567,714
Deferred income	159,688	—	159,688
Other liabilities	792,551	—	792,551
Total liabilities	57,974,066	(38,800,000)(4)	19,174,066
Commitments and contingencies	—	—	—
Minority interest	—	—	—
Stockholders' equity:
Common stock, $0.12 par value per share; 25,000,000 shares authorized; 13,935,330 issued and 12,939,130 shares outstanding at October 28, 2007	1,672,240	—	1,672,240
Additional paid-in capital	18,909,071	—	18,909,071
Retained earnings	5,632,434	28,631,192 (5)	34,263,626
Treasury stock, 996,200 shares at October 28, 2007, at cost	(10,216,950)	—	(10,216,950)
Accumulated other comprehensive income (loss)	9,460	—	9,460
Total stockholders' equity	16,006,255	28,631,192	44,637,447
Total liabilities and stockholders' equity	$73,980,321	$(10,168,808)	$63,811,513

The pro forma adjustments footnoted in the unaudited pro forma consolidated balance sheet are explained below:

(1)	Represents the portion of the purchase price proceeds not required for the payment of long-term debt, income taxes and the payment of a deposit on the acquisition of the Vicksburg Facility. Pursuant to an agreement entered into with our principal creditor, restricted cash may only be used for acquisitions.
(2)	Represents the book value of our interest in IC-BH which is being sold.
(3)	Reclass of debt for change of maturity date from September 30, 2008 to June 30, 2010.
(4)	Repayment of our credit facility to release our lender’s lien on collateral pertaining to our interest in IC-BH.
(5)	Represents the net after tax gain on the sale of our ownership interest in IC-BH.

NEVADA GOLD & CASINOS, INC.
Unaudited Pro Forma Consolidated Statements of Operations
For The Fiscal Year Ended April 29, 2007

	As Reported	Pro Forma Adjustments		Pro Forma
Revenues:
Casino	$6,253,491	$—		$6,253,491
Food and beverage	1,295,157	—		1,295,157
Other	153,305	—		153,305
Credit enhancement fee	5,920,125	—		5,920,125
Gross revenues	13,622,078	—		13,622,078
Less promotional allowances	(1,294,458)	—		(1,294,458)
Net revenues	12,327,620	—		12,327,620
Operating expenses:
Casino	1,655,837	—		1,655,837
Food and beverage	721,360	—		721,360
Marketing and administrative	3,094,554	—		3,094,554
Facility	323,906	—		323,906
Corporate expense	7,203,198	—		7,203,198
Legal expenses	1,489,967	—		1,489,967
Depreciation and amortization	918,609	—		918,609
Write-off of notes receivable related to Native American gaming projects and other notes receivable	3,235,297	—		3,235,297
Impairment of equity investment	125,000	—		125,000
Write-off of project development cost	495,982	—		495,982
Other	85,296	—		85,296
Total operating expenses	19,349,006	—		19,349,006
Operating loss	(7,021,386)	—		(7,021,386)
Non-operating income (expenses):
Earnings (loss) from unconsolidated affiliates	(3,405,539)	(3,728,960)(1)		(7,134,499)
Gain on sale of unconsolidated affiliate	—	42,403,635	(2)	42,403,635
Gain on sale of marketable securities and assets	42,226	—		42,226
Gain on termination of development contract	245,499	—		245,499
Gain on termination of development and loan agreement	10,801,076	—		10,801,076
Interest income (expense), net	(3,553,052)	3,837,137	(3)	284,085
Minority interest	(4,301,050)	—		(4,301,050)
Income (loss) before income tax expense	(7,192,226)	42,511,812		35,319,586
Income tax expense
Current	170,347	12,194,364	(4)	12,364,711
Deferred	1,592,827	—		1,592,827
Total income tax expense	1,763,174	12,194,364		13,957,538
Net income (loss)	$(8,955,400)	$30,317,448		$21,362,048
Per share information:
Net income (loss) per common share - basic	$(0.69)	$2.34		$1.65
Net income (loss) per common share - diluted	$(0.69)	$2.34		$1.65
Basic weighted average number of shares outstanding	12,937,222	—		12,937,222
Diluted weighted average number of shares outstanding	12,937,222	—		12,937,222

See accompanying notes.

NEVADA GOLD & CASINOS, INC.
Unaudited Pro Forma Consolidated Statements of Operations
For The Six Months Ended October 28, 2007

	As Reported	Pro Forma Adjustments		Pro Forma
Revenues:
Casino	$3,695,073	—		$3,695,073
Food and beverage	829,011	—		829,011
Other	69,306	—		69,306
Management fees	40,174	—		40,174
Gross revenues	4,633,564	—		4,633,564
Less promotional allowances	(789,540)	—		(789,540)
Net revenues	3,844,024	—		3,844,024
Operating expenses:
Casino	960,185	—		960,185
Food and beverage	405,363	—		405,363
Marketing and administrative	1,500,068	—		1,500,068
Facility	183,621	—		183,621
Corporate expense	2,749,728	—		2,749,728
Legal expenses	439,061	—		439,061
Depreciation and amortization	404,380	—		404,380
Impairment of equity investment	100,000	—		100,000
Other	24,323	—		24,323
Total operating expenses	6,766,729	—		6,766,729
Operating income (loss)	(2,922,705)	—		(2,922,705)
Non—operating income (expenses):
Earnings (loss) from unconsolidated affiliates	3,143,468	(3,942,876)(1)		(799,408)
Gain on sale of unconsolidated affiliate	1,296,423	39,003,099	(2)	40,299,522
Gain on sale of assets	18,986	—		—
Gain on settlement of development project	14,500	—		14,500
Interest income (expense), net	(1,574,410)	1,647,940	(3)	73,530
Income (loss) before income tax expense	(23,738)	36,708,163		36,684,425
Income tax expense
Current	37,916	8,076,971	(4)	8,114,887
Deferred and change in valuation allowance	—	—		—
Total income tax expense	37,916	8,076,971		8,114,887
Net income (loss)	$(61,654)	28,631,192		28,569,538
Per share information:
Net income (loss) per common share - basic	$(0.00)	2.21		$2.21
Net income (loss) per common share - diluted	$(0.00)	2.21		$2.21
Basic weighted average number of shares outstanding	12,939,130	—		12,939,130
Diluted weighted average number of shares outstanding	12,939,130	—		12,939,130

The pro forma adjustments footnoted in the unaudited pro forma statements of operations are explained below:

(1)	Eliminates the equity in income attributable to our interest in IC-BH for the period.
(2)	Reflects the pre-tax book gain recognized upon the sale of our ownership interest in IC-BH.
(3)	Eliminates interest paid on the $38,800,000 of long-term debt which is to be paid down at the closing of the sale, and we added estimated interest earned on the investment of the balance of the sale proceeds (at an assumed interest rate of 4% a year).
(4)	Reflects federal and state income taxes due in respect of the gain recognized upon the sale of our ownership interest (at a projected income tax rate of 34% (federal) plus 3% (state)).

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of December 10, 2007 by (i) each of our executive officers, (ii) each of our directors, (iii) each stockholder that we know is the beneficial owner of more than 5% of our common stock, and (iv) all executive officers and directors as a group. We have relied exclusively upon information provided to us by our directors and executive officers and copies of documents sent to us that have been filed with the SEC by others for purposes of determining the amount of common stock each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned such persons. Shares of our common stock subject to options or warrants that are exercisable within 60 days of December 10, 2007 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise stated, the address for each director, executive officer and stockholder listed in the table below is c/o Nevada Gold & Casinos, Inc., 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027.

Shares Beneficially Owned as of December 10, 2007
Beneficial Owner	Number of Shares		Percent of Class
Robert B. Sturges	156,666	(1)	1.2%
John Arnesen	101,000	(2)	*
James J. Kohn	36,000	(3)	*
Ernest E. East	40,000	(4)	*
Donald A. Brennan	88,834	(5)	*
Joseph A. Juliano	92,900	(6)	*
Francis M. Ricci	16,000	(7)	*
Wayne H. White	30,000	(8)	*
John Gallaway	5,000		*
H. Thomas Winn	730,747	(9)	5.6%
William G. Jayroe	202,454	(10)	1.6%
William J. Sherlock	29,000	(11)	*
Nelson Obus	1,285,600	(12)	9.9%
Louise H. Rogers	941,288		7.3%
Kennedy Capital Management, LLC	672,850		5.2%
All current directors and executive officers as a group (12 persons)	1,528,601	(13)	11.8%

*	Less than one percent
(1)	Includes options to purchase 136,666 shares of common stock held by Mr. Sturges.
(2)	Includes options to purchase 100,000 shares of common stock.
(3)	Includes options to purchase 36,000 shares of common stock.
(4)	Includes options to purchase 40,000 shares of common stock.
(5)	Includes options to purchase 83,334 shares of common stock.
(6)	Includes options to purchase 70,000 shares of common stock.
(7)	Includes options to purchase 13,000 shares of common stock.
(8)	Includes options to purchase 30,000 shares of common stock.

(9)	Includes (a) options to purchase 225,000 shares of common stock held by Mr. Winn, (b) 286,574 shares of common stock owned by Aaminex Capital Corporation and (c) 30,933 shares of common stock owned by The H. Thomas Winn Foundation. Mr. Winn is the president of The H. Thomas Winn Foundation and Aaminex Capital Corporation.
(10)	Includes (a) options to purchase 70,000 shares of common stock held by Mr. Jayroe and (b) 14,000 shares of common stock owned by The Jayroe Foundation. Mr. Jayroe is the president of The Jayroe Foundation.
(11)	Includes options to purchase 25,000 shares of common stock held by Mr. Sherlock.
(12)	Includes: (i) 307,300 shares of common stock held by Wynnefield Partners Small Cap Value, L.P. (“WPSCV”), (ii) 443,800 shares of common stock held by Wynnefield Partners Small Cap Value, L.P. I (“WPSCVI”), (iii) 485,300 shares of common stock held by Wynnefield Small Cap Value Offshore Fund, Ltd. (“WSCVOF”), (iv) 40,000 shares of common stock held by Channel Partnership II, L.P. (“CPII”), and (v) 9,200 shares of common stock held by Profit Sharing and Money Purchase Plans, Inc. (the “Plan”). Wynnefield Capital Management, LLC (“WCM”), a New York limited liability company, is the general partner of WPSCV and WPSCVI, private investment companies organized as limited partnerships under the laws of the State of Delaware. Wynnefield Capital, Inc. (“WCI”) is the sole investment manager of WSCVOF. Nelson Obus and Joshua Landes are the managing members of WCM and the principal executive officers of WCI, the investment manager of WSCVOF, a private investment company organized under the laws of the Cayman Islands. Mr. Obus is also the general partner of CPII, a private investment company organized as a limited partnership under the laws of the State of New York. The Plan is an employee profit sharing plan organized under the laws of the State of Delaware. Mr. Obus has the power to direct the vote and the disposition of the Shares held by the Plan. Mr. Obus and Mr. Landes are citizens of the united States of America. The mailing address of Mr. Obus is 450 Seventh Avenue, Suite 509, New York, New York 10123.
(13)	Includes options to purchase 829,000 shares of common stock.

WHERE YOU CAN FIND MORE INFORMATION
AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any public offering document we file, including a copy of this proxy statement. Additionally, the SEC maintains an internet site that contains reports, proxies and information statements and other information regarding electronic filers and these documents are available to the public from the SEC's web site at http://www.sec.gov. In addition, our website is www.nevadagold.com.

The SEC allows us to “incorporate by reference” in this proxy statement the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference certain sections of the documents listed below (unless the information is deemed furnished and not filed) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this proxy statement and before the date of the special meeting:

•	Financial Statements of Nevada Gold & Casinos and IC-BH reported in Item 15 of the Annual Report on Form 10-K for the fiscal year ended April 29, 2007 (electronically filed as an exhibit to this proxy statement);
•	Financial Statements of Nevada Gold & Casinos and IC-BH reported in Item 1 of the Quarterly Report on Form 10-Q for the quarter ended October 28, 2007 (electronically filed as an exhibit to this proxy statement); and
•	Exhibits filed to the Current Report on Form 8-K, filed on November 14, 2007.

We make available, free of charge through our website (www.nevadagold.com), our annual reports on Form 10-K, quarterly reports on Form l0-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as reasonably practicable after such documents are electronically filed with or furnished to the SEC. These reports can be found under the “Investor Relations” section of our website. We will provide to any stockholder without charge, upon the written or oral request of that stockholder, a copy of any and all information of the information incorporated by reference to this proxy statement. Such requests should be addressed to Investor Relations, Nevada Gold & Casinos, Inc., 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027.

Exhibits to any documents incorporated by reference in this prospectus will not be sent, unless those exhibits have been specifically referenced in this prospectus.

STOCKHOLDERS SHARING AN ADDRESS

Stockholders sharing an address with another stockholder may receive only one set of proxy materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate set of proxy materials now or in the future may write or call Nevada Gold & Casinos to request a separate copy of these materials from: Investor Relations, Nevada Gold & Casinos, Inc., 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027.

Similarly, stockholders sharing an address with another stockholder who have received multiple copies of Nevada Gold & Casinos’ proxy materials may write or call the above address and phone number to request delivery of a single copy of these materials.

If you would like to receive separate copies of Nevada Gold & Casinos’ proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact Nevada Gold & Casinos at the address and telephone number set forth above.

STOCKHOLDER PROPOSALS

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement for presentation at the 2008 annual meeting, the proposal must be submitted to us in writing and be received by us at our principal executive offices at Nevada Gold & Casinos, Inc, 50 Briar Hollow Lane, Suite 500W, Houston, Texas 77027, Attention: Investor Relations, by April 28, 2008.

Under our bylaws, and as permitted by the rules of the SEC, a stockholder must follow certain procedures to nominate a person for election as a director or to introduce an item of business at an annual meeting. These procedures provide that a nomination or proposal to be considered at an annual meeting must generally be submitted in writing to the corporate secretary so that it is received no earlier than the close of business on the 120th day, and no later than the close of business on the 90th day, before the first anniversary of the date of the prior year’s annual meeting of stockholders. Stockholders intending to submit a proposal or nomination for next year’s annual meeting should review our bylaws, which contain the deadlines and other requirements with respect to advance notice of stockholder proposals and director nominations. Stockholders may obtain a copy of the bylaws from us upon request, or may access them directly from our website, www.nevadagold.com.

OTHER BUSINESS

The board of directors knows of no other matters that will be presented for consideration at the special meeting. If any other matters are properly brought before the special meeting or with respect to any matters incidental to the conduct of the special meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their discretion in accordance with their best judgment.

By Order of the Board of Directors

/s/ Ernest E. East

Ernest E. East
Senior Vice President, General Counsel and Secretary

Appendix A

UNIT PURCHASE AGREEMENT

dated as of November 13, 2007

by and among

NEVADA GOLD & CASINOS, INC.,

BLACKHAWK GOLD, LTD.,

CASINO AMERICA OF COLORADO, INC.

and

ISLE OF CAPRI CASINOS, INC.

i

EXHIBITS

Exhibit A   Form of Stockholder Support Agreement
Exhibit B   Form of Deposit Escrow Agreement
Exhibit C   Form of Mutual and General Release

ii

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT, dated as of November 13, 2007, is entered into by and among NEVADA GOLD & CASINOS, INC., a Nevada corporation (“Parent”), BLACKHAWK GOLD, LTD., a Nevada corporation (“Seller”), and CASINO AMERICA OF COLORADO, INC., a Colorado corporation (“Purchaser”) and ISLE OF CAPRI CASINOS, INC., a Delaware corporation (“Isle of Capri”).

WHEREAS, the Ownership Interest (as such term is defined in the Company Operating Agreement) of Seller in Isle of Capri Black Hawk, L.L.C., a Colorado limited liability company (the “Company”) is currently 43% (the “Ownership Interest”);

WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell, assign and transfer to Purchaser, and Purchaser desires to purchase and take assignment and delivery from Seller of, all of Seller's issued and outstanding Units, free and clear of all Liens, representing Seller's entire Ownership Interest; and

WHEREAS, Louise H. Rogers, a stockholder of Parent, has expressed to Parent and Seller her desire to vote for, adopt and approve this Agreement and the transactions contemplated hereby, and has committed to deliver to Purchaser a written agreement to support and vote for the transactions contemplated hereby, in the form of Exhibit A hereto (each, a “Stockholder Support Agreement”), by 5:00 PM, Central time, on or before November 23, 2007; and the Wynfield Funds, stockholders of Parent, have executed and delivered to Purchaser a Stockholder Support Agreement pursuant to which such parties have agreed, among other things, to support and vote for the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the parties hereto agree as follows:

ARTICLE 1

Definitions; Interpretation

1.1 Definitions.   The following terms have the following meanings when used herein:

“Additional Fee” has the meaning set forth in Section 10.2(b).

“Affiliate” means any Person controlling, controlled by or under common control with another “Person”; for purposes of this definition only, “control” shall mean the ownership, directly or indirectly, of 50% or more of the outstanding common stock or other equity interests of a Person.

“Affiliated Group” means an affiliated group (within the meaning of Code Section 1504(a)), or any analogous combined, consolidated, or unitary group defined under the provisions of state, local or foreign Law.

“Agreement” means this Unit Purchase Agreement, including all Schedules and Exhibits hereto, as it may be amended from time to time in accordance with its terms.

“Alternative Acquisition” has the meaning set forth in Section 5.3(a).

“Alternative Acquisition Proposal” has the meaning set forth in Section 5.3(a).

“Business Day” means a day other than (a) any Saturday or Sunday or (b) any other day on which commercial banks in Chicago, Illinois are generally closed for business.

“Change of Control Transaction” means any transaction or series of transactions (excluding the transactions described in this Agreement), the consummation of which results in a change of Control of the Company or its business. “Change of Control Transaction” includes (i) a merger or consolidation of the Company with or into another entity, (ii) the sale, transfer or other disposition or all or substantially all of the assets of the Company and (iii) the sale, transfer or other disposition by Purchaser, or the issuance by Company, of membership interests in the Company sufficient to permit the transferee(s), upon admission as a member, to exercise control of the Company.

“Cap” has the meaning set forth in Section 7.4(a).

“Closing Date” and “Closing” refer to the date, time, and place for the closing of the transactions described in this Agreement and the closing referred to in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Operating Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the Company, dated April 22, 2003, as amended from time to time.

“Contracts” means any and all contracts, agreements, loans, notes, bonds, mortgages, indentures, leases, subleases, purchase orders, arrangements, commitments, licenses, permits, concessions, franchises, bids, sales orders or other instruments.

“Control of the Company” shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of membership interests, by contract or otherwise. The holders of a majority in interest of the Company's membership interests, acting in concert to exercise a controlling influence over the management of policies of the Company pursuant to the Company Operating Agreement or other arrangement, shall be presume to have Control of the Company in the absence of proof to the contrary.

“Deposit Amount” means $2,000,000.

“Deposit Escrow Agreement” means that certain Deposit Escrow Agreement, substantially in the form of Exhibit B hereto, to be executed and delivered on or before the date of funding of the Deposit Amount, by and among Purchaser, Seller and Escrow Agent.

“Escrow Agent” means the escrow agent named in the Deposit Escrow Agreement on the date of its execution and delivery by the parties, who shall be chosen by Purchaser and be reasonably acceptable to Seller.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any U.S. federal, state, provincial or municipal entity, any foreign government and any political subdivision or other executive, legislative, administrative, judicial, quasi-judicial or other governmental department, commission, court, board, bureau, agency or instrumentality, domestic or foreign.

“Indemnification Offsets” has the meaning set forth in Section 7.8(a).

“Indemnified Person” means the Person or Persons entitled to, or claiming a right to, indemnification under Article 7.

“Indemnifying Person” means the Person or Persons claimed by the Indemnified Person to be obligated to provide indemnification under Article 7.

“Judicial Action” has the meaning set forth in Section 12.11.

“Law” means any federal, state, county, provincial, local or foreign statute, law (including common law), rule, regulation, ordinance, order or code of any Governmental Authority or quasi-governmental entity.

“Lender Agreement” means the written agreement of Louise H. Rogers, Parent's (and its Affiliates') lender, consenting to the transactions contemplated by this Agreement, agreeing to a payoff amount, the payment of which will, without further conditions, result in the immediate and concurrent release and discharge of such lender's Lien on Seller's Units.

“Liens” means any pledge, mortgage, charge, claim, title imperfection, defect or objection, security interest, conditional and installment sales agreement, encumbrance, easement, encroachment, or third party right or restriction, of any kind.

“Loss” or “Losses” means any and all damages, losses, actions, proceedings, causes of action, obligations, liabilities, claims, encumbrances, penalties, demands, assessments, judgments, costs and expenses, including court costs, reasonable attorneys' and consultants' fees, and costs of litigation, investigation, enforcement, or settlement but shall exclude any interest with respect thereto unless awarded by a court of competent jurisdiction. Losses shall not include punitive damages, other than punitive damages payable to any third party in connection with a third party claim.

“Material Adverse Change” means any event, change, condition or circumstance that, individually or in the aggregate, is materially adverse to, or could reasonably be expected to have a material adverse change or effect upon, the Company (including its business, assets, operations, results of operations, or financial condition), except for any event, change, condition or circumstance to the extent directly attributable to or resulting from (a) changes to the industry or markets in which the Company operates that are not unique to the Company, in each case that do not have a disproportionate effect on the Company, (b) compliance with the terms of this Agreement, (c) changes in Law enacted after the date hereof that do not have a disproportionate effect on the Company, or (d) the smoking ban effected within the State of Colorado expected to take effect on January 1, 2008.

“Mutual and General Release” means that mutual and general release to be executed by Seller, Parent and Purchaser on the Closing Date, in substantially the same form as Exhibit C.

“Outside Date” has the meaning set forth in Section 10.1(b).

“Ownership Interest” has the meaning set forth in the recitals.

“Parent” has the meaning set forth in the preamble.

“Parent Board” means the Board of Directors of Parent.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or other business entity or government or any agency or political subdivision thereof.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the close of business on the Closing Date and (b) in the case of any Tax period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Proxy Statement” has the meaning set forth in Section 5.5(a).

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.2.

“SEC Clearance Date” means the earlier of (a) the date on which the SEC notifies Parent and/or Seller that it will not review the Proxy Statement and (b) the date on which the SEC notifies Parent and/or Seller that it has no further comments on the Proxy Statement.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller Board” means the Board of Directors of Seller.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3.

“Stockholder Approval” has the meaning set forth in Section 3.1(c).

“Stockholders Meeting” has the meaning set forth in Section 5.4(a).

“Stockholder Support Agreement” has the meaning set forth in the recitals.

“Superior Proposal” has the meaning set forth in Section 5.3(e).

“Tax” or “Taxes” means any (a) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, gaming, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (b) liability of the Company for the payment of any amounts of the type described in clause (a) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (c) liability of the Company for the payment of any amounts of the type described in clause (a) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person.

“Tax Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority.

“Tax Return” or “Tax Returns” means all returns, declarations, reports, statements, and other documents (including any related or supporting schedules, statements, or information returns) required to be filed in respect of Taxes, including amendments to any of the foregoing.

“Termination Fee” has the meaning set forth in Section 10.2(b).

“Title and Authorization Warranty” means a representation or warranty in Sections 3.1, 3.2, 4.1, or 4.2.

“Transfer Taxes” has the meaning set forth in Section 6.7.

“Units” has the meaning set forth in Section 2.4.

1.2 Interpretation.  The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to this Agreement means this Agreement, as amended or modified and in effect from time to time in accordance with the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement.

ARTICLE 2

Closing; Purchase and Sale

2.1 Closing Date.  The Closing hereunder shall take place at the office of Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606, at 10:00 a.m. Chicago time on the second Business Day following satisfaction or written waiver of all conditions set forth in Articles 8 and 9 of this Agreement, or at such other place, time or date as Seller and Purchaser may agree. The Closing may occur and deliveries be effected by facsimile or mail.

2.2 Deliveries by Seller.  At the Closing, Seller shall deliver to Purchaser:

(a)  certificates evidencing the Units, which certificates shall be duly endorsed in blank;

(b)  a certificate, dated as of the Closing Date, of the secretary of Seller certifying resolutions of the board of directors of Seller approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, in form and substance reasonably satisfactory to Purchaser;

(c)  a certificate, dated as of the Closing Date, of an executive officer of Seller certifying as to compliance by Seller with Sections 9.1 and 9.2;

(d)  an affidavit stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, in form and substance reasonably satisfactory to Purchaser;

(e)  the Mutual and General Release duly executed by Parent and Seller; and

(f)  any other items reasonably requested by Purchaser in order to consummate the transactions contemplated hereby under the terms hereof or required to be delivered by Seller under the terms and provisions of this Agreement.

2.3 Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to Seller:

(a)  the Purchase Price payable to Seller at the Closing pursuant to Section 2.5;

(b)  a certificate, dated as of the Closing Date, of the secretary of Purchaser certifying resolutions of the board of directors of Purchaser approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, in form and substance reasonably satisfactory to Seller;

(c)  a certificate, dated as of the Closing Date, of an executive officer of Purchaser certifying as to compliance by Purchaser with Sections 8.1 and 8.2;

(d)  the Mutual and General Release duly executed by Purchaser and the Company; and

(e)  any other items reasonably requested by Seller in order to consummate the transactions contemplated hereby under the terms hereof or required to be delivered by Purchaser under the terms and provisions of this Agreement.

2.4 Agreement to Purchase and Sell Units.  Subject to the terms and conditions contained herein, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of the issued and outstanding units representing Seller's entire Ownership Interest in the Company (the “Units”), free and clear of all Liens.

2.5 Payment of Purchase Price.  Subject to the terms and conditions hereof, at the Closing, in consideration for the Units, Purchaser shall pay to Seller in cash, by wire transfer of immediately available funds to such account as Seller may direct prior to the Closing Date, an amount equal to $64,600,000, minus the Deposit Amount (the “Purchase Price”). At Purchaser's option, a portion of the Purchase Price sufficient to remove the Lien on Seller's Units held by Parent's (and its Affiliates') lender shall be paid at Closing directly to Louise H. Rogers as lender (or to such other party as may be required, in the judgment of Purchaser, to discharge any Lien on Seller's Units).

2.6 Deposit Amount.  At or prior to 5:00 PM, Central time, on November 16, 2007, Purchaser shall deliver to the Escrow Agent, pursuant to the terms of the Deposit Escrow Agreement, the Deposit Amount in immediately available funds to be held by the Escrow Agent in an interest bearing account reasonably acceptable to Purchaser and Seller, and to be released in accordance with the Deposit Escrow Agreement.

ARTICLE 3

Representations and Warranties of Parent and Seller

Parent and Seller hereby jointly and severally represent and warrant to Purchaser, as of the date hereof and as of the Closing Date, as follows:

3.1 Authority of Parent and Seller.

(a)

(i)  Parent is a corporation validly existing and in good standing under the laws of Nevada, and has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution, delivery and performance of this Agreement by Parent has been duly authorized by all necessary corporate action on the part of Parent, other than the receipt of the Stockholder Approval. This Agreement has been duly and validly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors' rights generally or (B) legal and equitable limitations on the availability of specific remedies.

(ii)  Seller is a corporation validly existing and in good standing under the laws of Nevada, and has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect which affect creditors' rights generally or (B) legal and equitable limitations on the availability of specific remedies.

(b)

(i)  The Parent Board, at a meeting duly called and held prior to execution of this Agreement, duly and unanimously adopted resolutions (A) approving and declaring advisable this Agreement and the Deposit Escrow Agreement, (B) determining that the terms of the transactions contemplated hereby are fair toand in the best interests of Parent and its stockholders, (C) recommending that Parent's stockholders approve and adopt this Agreement and (D) adopting this Agreement and the Deposit Escrow Agreement.

(ii)  The Seller Board, at a meeting duly called and held prior to execution of this Agreement (or by written consent in lieu thereof), duly and unanimously adopted resolutions (A) approving and declaring advisable this Agreement and the Deposit Escrow Agreement, (B) determining that the terms of the transactions contemplated hereby are fair to and in the best interests of Seller and its stockholder, (C) recommending that Seller's stockholder approve and adopt this Agreement and (D) adopting this Agreement and the Deposit Escrow Agreement.

(c)

(i)  The only vote of holders of any class or series of Parent's authorized capital stock necessary to approve and adopt this Agreement is the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Parent's common stock (the “Stockholder Approval”).

(ii)  The sole stockholder of Seller has approved and adopted this Agreement by written consent.

3.2 Ownership.  430 Units are issued and outstanding and owned beneficially and of record by Seller, free and clear of all Liens, except for those Liens set forth on Schedule 3.2. Each such Unit is duly authorized, validly issued, fully paid and nonassessable. Such Units represent Seller's and its Affiliates' entire interest in the Company of any kind or nature whatsoever. There are no outstanding options, rights, warrants, Contracts or commitments for the issuance or sale of, or any securities convertible into or exchangeable for, any of Seller's Units, and there is no agreement or arrangement not yet fully performed which would result in the creation of any of the foregoing. Seller owns and has good and valid title to the Units, and at the Closing shall transfer to Purchaser good and valid title to the Units free and clear of all Liens. There are no stock appreciation rights, phantom stock rights, carried interests or other similar rights or interests with respect to any of the Units, and there are no voting trusts, voting proxies, shareholder agreements or any other similar understanding or agreement with respect to any of the Units. Either (i) Seller has obtained each third party's written agreement listed on Schedule 3.2 to release any and all such Liens at Closing, and has delivered to Purchaser true and correct copies of such agreements, or (ii) Seller has reached an agreement in principle with each such third party on the terms of a Lender Agreement, has delivered to Purchaser all current drafts and term sheets relating thereto and shall obtain such agreement from each third party and deliver the same to Purchaser on or before 5:00 PM, Central time, on November 23, 2007. As of November 12, 2007, the aggregate outstanding principal balance of the credit facility secured by the Lien set forth on Schedule 3.2 is $54,350,000, and if such credit facility is paid in full, Parent’s senior lender will be required to release such Lien. Neither Seller nor Parent has received any notice that it is in material breach or violation of any terms or obligations under any Contract or agreement affecting or relating to the Units that has not been cured. Simultaneously with the transfer of the Units to Purchaser at Closing, Purchaser shall acquire the Units free and clear of all Liens.

3.3 Litigation.  Except as set forth on Schedule 3.3, there is no demand, claim, suit, action, arbitration, grievance (other than union grievances in the ordinary course of business) or legal, administrative, other proceeding or investigation by a Governmental Authority pending or, to Seller’s knowledge, threatened against Parent or Seller which, if adversely determined, would impair Seller’s or Parent’s ability to consummate the transactions under this Agreement. Neither Seller nor Parent is subject to any judgment, order or decree of any court or other Governmental Authority related to the Units or that may reasonably affect Seller’s or Parent’s performance of its obligations hereunder.

3.4 Consents and Approvals.  The execution and delivery of this Agreement by each of Parent and Seller does not, and the consummation of the transactions contemplated hereby and performance by each of Parent and Seller of its obligations hereunder, assuming the receipt of the Stockholder Approval, will not: (a) violate or conflict with, (b) result in a breach of, (c) constitute a default under (whether with or without the passage of time, the giving of notice or both), (d) give any third party the right to modify, terminate or accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or Governmental Authority in connection with any term, condition or provision of (i) the charter, by-laws or analogous organizational document of Parent or Seller, as applicable, (ii) any Contract to which Parent or Seller is a party or by which any of their properties are bound or (iii) any Law applicable to Parent or Seller (other than as may be required by the Colorado Limited Gaming Authority and pursuant to municipal, local and state Laws such as those regulating liquor sales).

3.5 Brokers, Etc.  Except as set forth on Schedule 3.5 (the payment of which fees shall be the sole responsibility of Parent and Seller), no broker or investment banker acting on behalf of Parent or Seller or under the authority of Parent or Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Parent or Seller in connection with any of the transactions contemplated herein.

3.6 Stockholder Support Agreements.  To the best knowledge of Parent and Seller, after having made due inquiry, the Persons executing the Stockholder Support Agreements (a) delivered to Purchaser on or prior to the date hereof and (b) to be delivered to Purchaser on or before November 23, 2007, are the beneficial holders of at least 17% of the outstanding shares of common stock of Parent.

ARTICLE 4

Representations and Warranties of Isle of Capri and Purchaser

Isle of Capri and Purchaser jointly and severally represent and warrant to Seller as follows:

4.1 Authority of Purchaser.  Each of Isle of Capri and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Isle of Capri and Purchaser has all requisite corporate power to enter into this Agreement and to carry out its obligations under this Agreement. The execution, delivery and performance of this Agreement by Isle of Capri and Purchaser has been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by each of Isle of Capri and Purchaser and constitutes the legal, valid and binding obligation of Isle of Capri and Purchaser enforceable against each of them in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws from time to time in effect that affect creditors’ rights generally or (b) legal and equitable limitations on the availability of specific remedies.

4.2 Consents and Approvals.  The execution and delivery of this Agreement by Isle of Capri and Purchaser does not, and the consummation of the transactions contemplated hereby and performance by Isle of Capri and Purchaser of their respective obligations hereunder will not, (a) violate or conflict with, (b) result in a breach of, (c) constitute a default under (whether with or without the passage of time, the giving of notice or both), (d) give any third party the right to modify, terminate or accelerate any obligation under, or (e) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or Governmental Authority in connection with any term, condition or provision of (i) the charter, by-laws or analogous organizational document of Isle of Capri or Purchaser, (ii) any Contract to which Isle of Capri or Purchaser is a party or by which any of their respective properties are bound or (iii) any Law applicable to Isle of Capri or Purchaser (other than as may be required by the Colorado Limited Gaming Authority and pursuant to municipal, local and state Laws such as those regulating liquor sales).

4.3 Change of Control Transaction.  Within the 12-month period prior to the date of this Agreement, neither Purchaser nor the Company has directly or indirectly engaged in any discussions with, or solicited or received any offer from, any Person (other than Parent, Seller and their representatives) regarding a Change in Control Transaction.

4.4 Litigation.  Except as set forth on Schedule 4.3, there is no demand, claim, suit, action, arbitration, grievance (other than union grievances in the ordinary course of business) or legal, administrative, other proceeding or investigation by a Governmental Authority pending or, to Isle of Capri’s and Purchaser’s knowledge, threatened against Isle of Capri or Purchaser which, if adversely determined, would impair Isle of Capri’s or Purchaser’s ability to consummate the transactions under this Agreement. Neither Isle of Capri nor Purchaser is subject to any judgment, order or decree of any court or other Governmental Authority related to the purchase of the Units or that may reasonably affect Isle of Capri’s or Purchaser’s performance of its obligations hereunder.

4.5 Brokers, Etc.  No broker or investment banker acting on behalf of Purchaser or under the authority of Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly from Purchaser in connection with any of the transactions contemplated herein.

ARTICLE 5

Pre-Closing Covenants

5.1 Regulatory Approvals; Third Party Consents.

(a)  On the terms and subject to the conditions of this Agreement, each party shall use commercially reasonable efforts to cause the Closing to occur, including taking all commercially reasonable actions necessary (i) to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing and (ii) to obtain each necessary consent of, and filing with, a Governmental Authority, which if not obtained or made is reasonably likely to have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

(b)  In furtherance and not limitation of the provisions of Section 5.1(a), Seller and Purchaser shall cooperate with the other with respect to obtaining any necessary consent from any Governmental Authority. In particular, Seller and Purchaser, or persons nominated thereby, will promptly provide drafts to the other party, allow reasonably adequate time for comment by the other party and agree promptly to the contents of all notifications, filings, submissions, further documentation and evidence to be submitted to all relevant Governmental Authorities. Seller and Purchaser shall, in each case where permitted by the relevant Governmental Authority, allow individuals nominated by each of the other parties to attend all meetings with Governmental Authorities and, where appropriate, to make oral submissions at such meetings. Purchaser and Seller shall (i) furnish to the other such necessary information (which shall be true, correct and complete in all material respects) and reasonable assistance as the other may require in connection with its preparation of any notification, filing, submission or further documentation or evidence that is necessary in obtaining the necessary consents and (ii) promptly disclose to the other all correspondence received from or sent to any relevant Governmental Authority in connection herewith and shall keep the other fully informed of any other related communication in whatever form with any of the relevant Governmental Authorities. Purchaser and Seller comply promptly with any inquiry or request for additional information from any relevant Governmental Authority in connection herewith and shall promptly provide any supplemental information requested in connection with the notifications, filings and/or submissions made hereunder for the purposes of obtaining the necessary consents.

(c)  Parent shall use commercially reasonable efforts to obtain the Stockholder Approval as promptly as practicable after the date hereof, including in accordance with Section 5.5.

5.2 Notification Requirements.  Promptly upon obtaining knowledge of such development, each party will give written notice to the other parties hereto of any material adverse development causing a breach of any of such party’s representations and warranties contained in this Agreement.

5.3 Exclusivity; No Solicitation.

(a)  Each of Parent and Seller agrees that it and its Affiliates shall not (and each of Parent and Seller will not permit any of its or any of its Affiliates’ officers, directors, employees or any investment banker, financial advisor, attorney, accountant or other agent or representative retained by it or any of its Affiliates to), directly or indirectly, (i) solicit, encourage, initiate, engage in discussions or negotiate with any Person, other than Purchaser, or take any other action intended or designed to facilitate any inquiry or effort of any Person, other than Purchaser, relating to any possible business combination with Parent or Seller or any possible acquisition of Seller, Seller’s Units or Parent (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of Seller’s or Parent’s outstanding capital stock or assets (with any such efforts by any such Person, including a firm proposal to make such an acquisition, to be referred to as an “Alternative Acquisition”), (ii) provide information with respect to Seller, Seller’s Units or Parent to any Person, other than Purchaser, relating to a possible Alternative Acquisition by any Person, other than Purchaser, (iii) enter into an agreement with any Person, other than Purchaser, providing for a possible Alternative Acquisition, or (iv) make or authorize any statement, recommendation or solicitation in support of any possible Alternative Acquisition by any Person, other than by Purchaser. Notwithstanding the foregoing and subject to Section 5.4, the Parent Board may, to the extent required by its fiduciary obligations under Nevada law, as determined in good faith by the Parent Board after consultation with independent legal counsel, in response to a proposal for an Alternative Acquisition (“Alternative Acquisition Proposal”) that the Parent Board determines, in good faith after consultation with independent legal counsel and (to the extent the comparative value to shareholders of an Alternative Acquisition Proposal is not apparent on the face of such proposal) an independent financial advisor, is or is reasonably likely to result in a Superior Proposal, that was not solicited by Parent or Seller and that is not accompanied by or did not otherwise result from a breach of this Section 5.3(a) and subject to providing prior written notice of its decision to take such action to Purchaser, participate in discussions and negotiations with such Person and its representatives to the extent required by the fiduciary duties of the Parent Board regarding such Alternative Acquisition Proposal. Each of Parent and Seller shall, and shall cause its Affiliates and representatives to, cease immediately all discussions and negotiations that may have occurred prior to the date of this Agreement regarding any proposal that constitutes, or may reasonably be expected to lead to, an Alternative Acquisition. For purposes of this Section 5.3, the term “Person” shall include any “group” as defined in Section 13(d)(3) of the Exchange Act. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.3 by any director, officer or employee of Parent or Seller or any of their Affiliates or subsidiaries or any investment banker, financial advisor, attorney, accountant or other agent or representative of Parent or Seller or any Affiliate or subsidiary shall be deemed to be a breach of this Section 5.3 by Parent and Seller.

(b)

(i)  Neither the Seller Board nor any committee thereof shall (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Seller Board or any such committee of this Agreement, (B) approve or cause or permit Seller to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to any Alternative Acquisition Proposal, (C) approve or recommend, or propose to approve or recommend, any Alternative Acquisition Proposal or (D) agree or resolve to take actions set forth in clauses (A), (B) or (C) of this sentence.

(ii)  Neither the Parent Board nor any committee thereof shall (A) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Purchaser, the approval or recommendation by the Parent Board or any such committee of this Agreement, (B) approve or cause or permit Parent or Seller to enter into any letter of intent, agreement in principle, definitive agreement or similar agreement constituting or relating to, or which is intended to or is reasonably likely to lead to any Alternative Acquisition Proposal, (C) approve or recommend, or propose to approve or recommend, any Alternative Acquisition Proposal or (D) agree or resolve to take actions set forth in clauses (A), (B) or (C).

(iii)  Notwithstanding clauses (i) and (ii) above, if, prior to the date of the Stockholder Approval, the Parent Board receives a Superior Proposal and the Parent Board determines, in good faith after consultation with independent legal counsel, that it is necessary to do so in order to comply with its fiduciary obligations under Nevada law, the Parent Board may, during such period and only (x) in response to a Superior Proposal that was unsolicited and (y) in circumstances where there has not occurred a breach of Section 5.3(a), withdraw or modify its approval or recommendation of this Agreement and, in connection therewith, approve or recommend such Superior Proposal; provided, that the Parent Board may not so withdraw or modify its approval or recommendation of this Agreement, or approve or recommend such Superior Proposal, after the date that Stockholder Approval is obtained. Except as set forth in this Section 5.3(b)(iii), in no event shall the Parent Board or any committee thereof withdraw or modify, or propose to withdraw or modify its position with respect to this Agreement or adopt, approve or recommend, or propose to adopt, approve or recommend any Alternative Acquisition Proposal.

(c)  Parent and Seller promptly, and in any event within 24 hours, shall advise Purchaser orally and in writing of any Alternative Acquisition Proposal or any inquiry with respect to or that could lead to any Alternative Acquisition Proposal, the identity of the Person making any such Alternative Acquisition Proposal or inquiry and the material terms of any such Alternative Acquisition Proposal or inquiry. Parent and Seller shall (i) keep Purchaser reasonably informed of the status, including any change to the details, of any such Alternative Acquisition Proposal or inquiry and (ii) provide to Purchaser as soon as practicable after receipt or delivery thereof with copies of all material correspondence and other written material sent or provided to Parent or Seller from any third party in connection with any Alternative Acquisition Proposal or sent or provided by Parent or Seller to any third party in connection with any Alternative Acquisition Proposal.

(d)  For purposes of this Agreement, “Superior Proposal” means any proposal made by a third party to acquire (i) Parent, (ii) Seller or (iii) any or all of the Seller’s Units, that is on terms which the Parent Board determines in its good faith judgment (after consultation with independent legal counsel and, to the extent the comparative value to shareholders of an Alternative Acquisition Proposal is not apparent on the face of such proposal, a financial adviser of nationally recognized reputation) to be superior for the stockholders of Parent, from a financial point of view, to the transactions contemplated by this Agreement, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Purchaser to amend the terms of this Agreement) and taking into account the likelihood of consummation in light of all financial, regulatory, legal and other aspects of such proposal (including any antitrust or competition law approvals or non-objections).

(e)  Nothing in this Section 5.3 shall be construed to permit Parent or Seller to enter into any agreement with respect to or which facilitates an Alternative Acquisition Proposal during the term of this Agreement, other than a confidentiality agreement with respect to the exchange of information which (i) does not limit the obligations of Parent and Seller under this Agreement, including Section 5.2 (other than market standard protection of the potential acquiror’s confidential information), and (ii) Purchaser has received and approved in advance, which approval shall not be unreasonably withheld or delayed.

(f)  For the avoidance of doubt, in no event shall any proposed or actual acquisition of, or merger involving, Parent or Seller constitute any basis for Parent or Seller not complying with its obligations under this Agreement, and Parent and Seller shall so stipulate in any agreement relating to any such acquisition or merger.

(g)  Nothing in this Agreement shall be construed as limiting the respective rights and obligations of Purchaser and Seller under the Company Operating Agreement, prior to the consummation of the transactions under this Agreement.

5.4 Stockholders Meeting.

(a)  Parent will take all action necessary in accordance with applicable Law and its certificate of incorporation and bylaws to convene as promptly as practicable and in no event later than 35 days after the SEC Clearance Date a meeting of its stockholders for purposes of obtaining the Stockholder Approval in favor of approval and adoption of this Agreement and the transactions contemplated hereby (the “Stockholders Meeting”).

(b)  Subject to the Parent Board’s fiduciary duty to stockholders: (i) Parent, through the Parent Board, shall recommend approval of the matters submitted to its stockholders, and shall not withdraw, modify or amend such recommendation; and (ii) Parent shall proceed with the Stockholders Meeting for purposes of approving the sale of the Units to Purchaser pursuant to this Agreement, regardless of the existence of any Alternative Acquisition Proposal.

(c)  In the event that the stockholders of Parent fail to approve this Agreement at the Stockholders Meeting (or any adjournment or postponement thereof), the parties shall negotiate in good faith for at least 20 days to attempt to revise the terms of this Agreement to allow the acquisition of the Units on terms they regard as likely to be approved by such stockholders; provided, that the foregoing shall not be construed as requiring Purchaser to agree to any terms that are less advantageous to Purchaser than those set forth in this Agreement.

5.5 Proxy Statement.

(a)  Parent shall promptly prepare and shall file with the SEC as soon as practicable and in no event later than November 30, 2007, a proxy statement that complies with the requirements of the Exchange Act with respect to the meeting of the stockholders of Parent for the purpose of approving the transactions contemplated hereby (the “Proxy Statement”). Purchaser shall provide all information, which shall be true, correct and complete in all material respects, required by Parent in connection with the Proxy Statement. Parent will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.

(b)  Parent will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the date hereof.

(c)  Parent and Seller shall (i) afford Purchaser an opportunity to review and comment on the Proxy Statement prior to submission thereof to the SEC (which review and comment shall be done promptly); (ii) transmit to Purchaser copies of all correspondence between the Parent or Seller, on the one hand, and the SEC staff, on the other hand, relating to the Proxy Statement and the Stockholders Meeting; and (iii) otherwise keep Purchaser and Isle of Capri fully apprised of Parent’s and Seller’s efforts to cause the Stockholders Meeting to be conducted as promptly as practicable.

5.6 Public Announcements.   Purchaser and Parent shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties’ obligations under this Section 5.6 shall terminate at Closing.

5.7 Liens.  Neither Parent nor Seller shall permit the Seller’s Units to become subject to any lien, claim or encumbrance (other than those in effect on the date hereof and set forth on Schedule 3.2). Neither Parent nor Seller shall permit the modification of any documentation relating to the Liens set forth on Schedule 3.2 without the prior written consent of Purchaser, other than by the execution and delivery of the Lender Agreement.

ARTICLE 6

Tax Matters

6.1 Filing of Tax Returns.  Purchaser shall be responsible for preparing and filing, or causing to be filed, all Tax Returns for the Company for all taxable years, whether ending before or after the Closing Date.

6.2 Proration of Taxes.  For the year in which the Closing occurs, Profits or Losses (as defined in the Company Operating Agreement) will be allocated in accordance with the first two sentences of Section 5.5 of the Company Operating Agreement.

6.3 Tax Contests. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Purchaser cause, suffer or permit the Company to file an amended tax return, settle an audit by the Internal Revenue Service (the “IRS”) or other Governmental Authority, or take any other action with respect to a tax period during which Seller owned the Ownership Interest, if as a result thereof Seller may incur a liability to the IRS or other Governmental Authority or to the Company or Purchaser (each a “Tax Liability Event”), unless and until Purchaser has complied with the provisions of this Section 6.3. If the Company intends to file such an amended tax return, receives notice of an audit of the Company by the IRS or other Governmental Authority, or otherwise obtains knowledge of a fact, circumstance or event that is likely to result in a Tax Liability Event, Purchaser shall provide or cause the Company to provide Seller with prompt written notice thereof, together with all documents and other information reasonably requested by Seller in order to assess the nature and extent of the potential Tax Liability Event. Purchaser shall, and shall cause the Company to, comply with the provisions of Section 10.9 of the Company Operating Agreement and, without limiting the generality of the foregoing, confer on a regular basis with, and obtain the prior written consent of (which consent shall not be unreasonably withheld or delayed), Seller, prior to taking any action which is reasonably likely to result in a Tax Liability Event.

6.4 Cooperation.  After Closing, Purchaser and Seller, upon reasonable written notice, shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Company as is reasonably requested for the filing of all Tax Returns, and making of an election related to Taxes, the preparation for any audit by any Tax Authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax Return.

6.5 Tax Treatment of Transaction.  Purchaser and Seller agree that the transaction contemplated by this Agreement shall be treated for U.S. federal income tax purposes as provided in Revenue Ruling 99-6, and all provisions of this Agreement shall be interpreted accordingly therewith; provided, however, that in Purchaser’s sole discretion (and so long as there is no adverse tax consequence to Seller), Purchaser may instead cause the Company to pay the Purchase Price to Seller at the Closing, whereupon the transaction contemplated by this Agreement shall be treated for U.S. federal income tax purposes as a payment to Seller in liquidation of Seller’s interest in the Company, and all provisions of this Agreement shall be interpreted accordingly therewith.

6.6 Transfer Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be paid 50% by Seller and 50% by Purchaser when due and Seller will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, the expenses, fees and charges of such filings to be paid 50% by Seller and 50% by Purchaser, and, if required by applicable Law, Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Seller and Purchaser shall cooperate with each other and use their reasonable best efforts to minimize any such Transfer Taxes.

6.7 Tax Distributions.  Purchaser agrees to (a) to cause the Company to continue to make Tax distributions (as defined in the Company Operating Agreement) to Seller in accordance with Section 6.5(a) of the Company Operating Agreement to the extent relating to the period prior to the Closing and (b) otherwise to comply with its obligations to Seller under the Company Operating Agreement (but not Section 6.5 of the Company Operating Agreement other than clause (a) thereof) to the extent relating to the period prior to the Closing. Accordingly, Seller hereby acknowledges and agrees that Purchaser shall not cause the Company to distribute any Excess Cash Flow (as such term is defined in the Company Operating Agreement) from and after the date hereof. The provisions of this Section 6.7 shall survive the Closing. In the event that this Agreement is terminated without the Closing having occurred, the obligation (if any) of the Company to make distributions of Excess Cash Flow under Section 6.5 of the Company Operating Agreement shall be reinstated as set forth therein with respect to the period from and after the date of termination of this Agreement.

ARTICLE 7

Survival and Indemnification

7.1 Survival.  The representations and warranties contained herein shall survive the Closing for a period of two years, except that the Title and Authorization Warranties shall survive forever. Neither Isle of Capri or Purchaser, on the one hand, nor Parent or Seller, on the other hand, shall have any liability with respect to claims first asserted in connection with any representation or warranty after the survival period specified therefor in this Section 7.1. If any claim for indemnification hereunder, which has been previously asserted on a timely basis pursuant to the terms of this Agreement, is still pending at the expiration of the applicable survival period, such claim shall nonetheless continue to be subject to the indemnification provisions of this Agreement until resolved.

7.2 Indemnification by Parent and Seller.  Subject to Section 7.4, Parent and Seller shall jointly and severally indemnify Isle of Capri and Purchaser, its officers, directors, Affiliates, successors and assigns, including the Company, after the Closing (the “Purchaser Indemnified Parties”), and hold the Purchaser Indemnified Parties harmless from and against any and all Losses any Purchaser Indemnified Party suffers as a result of or in connection with any of the following:

(a)  any breach of or any inaccuracy in any representation or warranty made by Parent or Seller in this Agreement or any document delivered by Seller at the Closing (in all cases ignoring, for purposes of determining the inaccuracy or breach thereof, and the amount of Losses relating thereto, any qualification as to materiality contained in any such representation or warranty); or

(b)  any breach of or failure by Parent or Seller to perform any covenant or obligation of Parent or Seller set out in this Agreement or any document delivered by Parent or Seller at the Closing.

7.3 Indemnification by Isle of Capri and Purchaser.  Isle of Capri and Purchaser shall jointly and severally indemnify Parent and Seller, its officers, directors, Affiliates, successors and assigns and Parent, its officers, directors, Affiliates, successors and assigns (the “Seller Indemnified Parties”) and hold the Seller Indemnified Parties harmless from and against, any and all Losses any Seller Indemnified Party suffers as a result of or in connection with any of the following:

(a)  any breach of or any inaccuracy in any representation or warranty made by Isle of Capri or Purchaser in this Agreement or any document delivered by Isle of Capri or Purchaser at the Closing;

(b)  any breach of or failure by Isle of Capri or Purchaser to perform any covenant or obligation of Isle of Capri or Purchaser set out in this Agreement or any document delivered by Isle of Capri or Purchaser at the Closing; or

(c)  any failure on the part of the Company to file, or any inaccuracy in the information contained in, any state or federal income Tax return or notification of the Company, but only to the extent of

Tax distributions to which Seller would have been entitled had any such income Tax return or notification been filed, or contained accurate information, as required by Law.

7.4 Limitations on Liability.  Notwithstanding any other provision of this Agreement:

(a)  The maximum liability of Parent and Seller (in the aggregate) under Section 7.2 shall be equal to the Purchase Price (the “Cap”). The limitations set forth in this Section 7.4(a) shall not apply with respect to any breach of or inaccuracy in any Title and Authorization Warranty.

(b)  The maximum liability of Isle of Capri and Purchaser (in the aggregate) under Section 7.3 shall be equal to the Cap. The limitations set forth in this Section 7.4(b) shall not apply with respect to any breach of or inaccuracy in any Title and Authorization Warranty.

(c)  Notwithstanding anything to the contrary contained in this Agreement, in no event shall any party be liable for punitive damages even if such party has been apprised of the possibility of such damages.

7.5 Claims by Parties.  As promptly as is reasonably practicable after becoming aware of any fact, event or condition in respect of which indemnity may be sought under this Agreement (but excluding a third party claim the procedure for which is described in Section 7.6), the Indemnified Person shall give notice of the same to the Indemnifying Person, which notice shall specify the fact, event or condition alleged to constitute the basis for such claim, the representations, warranties, covenants and obligations alleged to have been breached and the amount that the Indemnified Person seeks hereunder from the Indemnifying Person, together with such information as may be necessary for the Indemnifying Person to determine that the limitations in Section 7.4 have been satisfied or do not apply; provided that no failure to give or delay in giving such notice by the Indemnified Person shall affect the indemnity obligations of the Indemnifying Party except (i) as otherwise provided in Section 7.1 or (ii) to the extent that the Indemnifying Party was actually prejudiced as a result of such failure or delay.

7.6 Notice of Third Party Claims; Assumption of Defense.  The Indemnified Person shall give notice as promptly as is reasonably practicable, but in any event no later than five Business Days after receiving notice thereof, to the Indemnifying Person of the assertion of any claim, or the commencement of any suit, action or proceeding, by any Person not a party hereto in respect of which indemnity may be sought under this Agreement (which notice shall specify in reasonable detail the nature and amount of such claim and contain copies of all material pleadings and correspondence of outside legal counsel evidencing such claim); provided that no failure to give or delay in giving such notice by the Indemnified Person shall affect the indemnity obligations of the Indemnifying Party except (i) as otherwise provided in Section 7.1 or (ii) to the extent that the Indemnifying Party was actually prejudiced as a result of such failure or delay. The Indemnifying Person may, at its own expense, (a) participate in the defense of any such claim, suit, action or proceeding and (b) upon notice to the Indemnified Person, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof with counsel of its own choice, and in the event of such assumption, shall have the exclusive right, subject to clause (a) of Section 7.7, to settle or compromise such claim, suit, action or proceeding; provided that the Indemnifying Party shall only have the right to assume the defense of such claim, suit, action or proceeding if the Indemnifying Party (i) first acknowledges (which acknowledgement may take the form of a joint defense agreement) in writing its obligation to indemnify the Indemnified Party for any Losses relating thereto, (ii) the claim, suit, action or proceeding does not seek to impose any injunctive order on the Indemnified Party and does not involve any criminal or quasi-criminal allegation and (iii) the claim, suit, action or proceeding does not involve any customer or employee of the Indemnified Party. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, unless there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, in which case the Indemnifying Party shall pay such expenses. Whether or not the Indemnifying Person chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

7.7 Settlement or Compromise.  Any settlement or compromise made or caused to be made by the Indemnified Person (unless the Indemnifying Person has the exclusive right to settle or compromise under

Section 7.6(b)) or the Indemnifying Person, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 7.6 shall also be binding upon the Indemnifying Person or the Indemnified Person, as the case may be; provided that (a) no obligation or restriction (other than the payment of money damages with respect to which indemnification is provided under this Article 7) shall be imposed on the Indemnified Person as a result of such settlement or compromise without its prior written consent, which consent shall not be unreasonably withheld, and (b) the Indemnified Person will not compromise or settle any claim, suit, action or proceeding without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

7.8 Net Losses; Subrogation.

(a)  Notwithstanding anything contained herein to the contrary, the amount of any Losses incurred or suffered by an Indemnified Person shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Person (or any of its Affiliates) with respect to such Losses (net of any reasonable third-party costs incurred in connection with such recovery and any rate increase to the extent directly resulting therefrom), (ii) any tax savings realized by an Indemnified Person or its Affiliates as a result of such Losses and (iii) any recoveries obtained by the Indemnified Person (or any of its Affiliates) from any other third party (collectively, the “Indemnification Offsets”). Each Indemnified Person shall exercise commercially reasonable efforts to obtain such Indemnification Offsets and shall provide a written certification to the Indemnifying Person regarding such efforts, as well as the Indemnification Offset actually received or expected to be received. If any Indemnification Offsets are received by an Indemnified Person (or any of its Affiliates) with respect to any Losses after an Indemnified Person receives payment with respect thereto from an Indemnifying Person, the Indemnified Person (or such Affiliate) shall, within 10 Business Days of receiving the same, pay to the Indemnifying Person the amount of such Indemnification Offsets (up to the amount of the Indemnifying Person’s payment).

(b)  Upon making any payment to an Indemnified Person in respect of any Losses, the Indemnifying Person shall, to the extent of such payment, be subrogated to all rights of the Indemnified Person (and its Affiliates) against any third party (other than customers, and employees of the Indemnified Party) in respect of the Losses to which such payment relates. Such Indemnified Person (and its Affiliates) and Indemnifying Person shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(c)  The rights and obligations of the parties under this Section 7.8 shall survive the payment by the Indemnifying Persons of any amounts for which they are responsible under this Article 7.

7.9 Certain Waivers.  Each of Parent and Seller hereby agrees (and shall cause each of its Affiliates, and its and their respective officers, directors, agents, and employees, to agree) that it shall not (and shall cause its Affiliates, and its and their respective officers, directors, agents, and employees, not to) make any claim for indemnification against Purchaser or the Company relating in any way to the fact that Seller or any such Person is or was a shareholder, member, director, manager, officer, employee or agent of the Company or is or was serving at the request of the Company as a partner, manager, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of the Purchaser Indemnified Parties against Parent or Seller pursuant to this Agreement or applicable law or otherwise, and each of Parent and Seller (on its own behalf and on behalf of its Affiliates) hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from the Company or any of its employees with respect to any amounts paid by it pursuant to this Agreement or otherwise. Notwithstanding the foregoing, in no event shall this Section 7.9 operate to limit or preclude the assertion of any claims for indemnification by Parent or Seller under Section 7.3.

ARTICLE 8

Conditions Precedent to the Obligations of Seller

The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to Closing of the following conditions (any one or more of which may be waived in writing in whole or in part by Seller):

8.1 Compliance with Agreements and Covenants.  Purchaser shall in all material respects have performed and complied with all of its covenants and obligations contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

8.2 Representations and Warranties True.  The representations and warranties of Purchaser contained herein shall have been accurate, true and correct in all material respects on and as of the date hereof, and shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Purchaser on and as of the Closing Date.

8.3 Stockholder Approval.  Parent shall have obtained the Stockholder Approval.

8.4 No Court Order.  No court order shall have been entered in any action or proceeding instituted by any Person which enjoins, restrains, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement; and no action or proceeding shall be pending by any Person which seeks to enjoin, restrain, or prohibit this Agreement or the complete consummation of the transactions as contemplated by this Agreement, or seeks any material damages or payments from Seller as a result of such consummation.

8.5 Regulatory Approvals.  All necessary approvals or consents required to be obtained by Seller from the Colorado Limited Gaming Authority with respect to the purchase and sale of Seller’s Units (and no other transaction, related or unrelated thereto) shall have been obtained.

ARTICLE 9

Conditions Precedent to the Obligations of Purchaser

The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in writing in whole or in part by Purchaser):

9.1 Compliance with Agreements and Covenants.  Parent and Seller shall have in all material respects performed and complied with all of its covenants and obligations contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

9.2 Representations and Warranties True.  The representations and warranties of Parent and Seller contained herein shall have been accurate, true and correct in all material respects on and as of the date hereof, and, except to the extent that any such representation or warranty is made solely as of the date hereof or as of another date earlier than the Closing Date, shall also be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Seller on and as of the Closing Date.

9.3 No Court Order.  No court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains, or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement; and no action or proceeding shall be pending by any Person which seeks to enjoin, restrain, or prohibit this Agreement or the complete consummation of the transactions as contemplated by this Agreement, or seeks any material damages or payments from Purchaser or the Company as a result of such consummation.

9.4 No Material Adverse Change.  Since the date hereof, a Material Adverse Change shall not have occurred.

9.5 Regulatory Approvals.  All necessary approvals or consents required to be obtained by Purchaser from the Colorado Limited Gaming Authority with respect to the purchase and sale of Seller’s Units (and no other transaction, related or unrelated thereto) shall have been obtained.

ARTICLE 10

Termination

10.1 Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)   upon the mutual agreement of Seller and Purchaser;

(b)  by either Seller or Purchaser if:

(i)  the Closing has not occurred on or before April 15, 2008 (the “Outside Date”), provided that the Outside Date shall be June 15, 2008 if any approval or consent of the Colorado Limited Gaming Control Commission is required to consummate the transactions contemplated hereby (including in the event of an assignment by Purchaser of its rights under this Agreement to an Affiliate pursuant to Section 12.9), unless such failure is the result of a breach of this Agreement by the party seeking to terminate this Agreement; or

(ii)  after the thirtieth day following the date of the Stockholders Meeting (including adjournments and postponements), if the Stockholder Approval shall not have been obtained;

(c)  by Purchaser, upon written notice from Purchaser to Seller if:

(i)  (A) any of the conditions precedent set forth in Article 9 shall have become incapable of fulfillment (and shall not have been waived by Purchaser) or (B) there has been a breach by or inaccuracy of Parent or Seller of any representation, warranty or covenant in this Agreement, which breach or inaccuracy is either not capable of being cured or has continued without cure for a period of 15 days following receipt by Parent or Seller from Purchaser of such notice; or

(ii)  the Parent Board or any committee thereof withdraws or modifies in a manner adverse to Purchaser its approval or recommendation of this Agreement or fails to recommend to Parent’s stockholders that they give Stockholder Approval, or shall have recommended an Alternative Acquisition Proposal, or the Parent Board or any committee thereof resolves to take any of the foregoing actions; or

(iii)  the Parent Board fails to reaffirm publicly and unconditionally its recommendation to Parent’s stockholders that they give Stockholder Approval within 10 Business Days of Purchaser’s written request to do so (which request may be made at any time following public disclosure of an Alternative Acquisition Proposal), which public reaffirmation must also include the unconditional rejection of such Alternative Acquisition Proposal; or

(iv)  the Parent and Seller fail to deliver to Purchaser on or before 5:00 PM, Central time, on November 23, 2007, both (i) a duly executed copy of the Lender Agreement, in form and substance reasonably satisfactory Purchaser, and (ii) a Stockholder Support Agreement executed by Louise H. Rogers in the form attached hereto as Exhibit A; provided, that Purchaser’s termination right pursuant to this clause (iv) shall expire unless notice of termination is delivered by Purchaser prior to 5:00 PM Central time on November 28, 2007;

(d)  by Seller, upon written notice from Seller to Purchaser, if

(i)  (A) any of the conditions precedent set forth in Sections 8.1, 8.2, 8.4 or 8.5 shall have become incapable of fulfillment (and shall not have been waived by Seller) or (B) if there has been a breach by or inaccuracy of Purchaser of any representation, warranty or covenant in this Agreement, which breach or inaccuracy is either not capable of being cured or has continued without cure for a period of 15 days following receipt by Purchaser from Seller of such notice; or

(ii)   prior to the date of Stockholder Approval, (A) the Parent Board shall have recommended an Alternative Acquisition Proposal, (B) on the same day as such notice Parent or Seller enters into a definitive agreement for an Alternative Acquisition proposal that is a Superior Proposal, and (C) Parent and Seller have complied with each of its obligations set forth in this Agreement in all respects; provided, that Seller shall have no right to terminate this Agreement pursuant to this Section 10.1(d)(ii) after Stockholder Approval.

10.2 Effect of Termination; Fees and Expenses.

(a)  In the event of termination of this Agreement by either Seller or Purchaser as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Seller, Parent or Purchaser, except that (i) this Section 10.2 will survive, (ii) certain provisions will survive as specified in Section 12.18 or elsewhere in this Agreement and (iii) if this Agreement is terminated by a party because of the breach of the Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of another party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies shall survive such termination unimpaired.

(b)  Parent or Seller shall pay to Purchaser a fee in an amount equal to $700,000(the “Termination Fee”) if this Agreement is terminated, except pursuant to Sections 10.1(a), 10.1(b)(i) (but only if the Closing fails to occur by the Outside Date despite the Parent and Seller having used commercially reasonable efforts to cause the Closing to occur before the Outside Date and have not otherwise breached this Agreement), 10.1(c)(i)(A) (but only if the conditions which have not been fulfilled or waived are those described in Section 9.3 or 9.4, provided that the non-fulfillment of such conditions is not the result of any acts or omissions of Parent or Seller) or 10.1(d)(i). Parent or Seller shall pay to Purchaser an additional fee in an amount equal to $1,100,000 (the “Additional Fee”) if within 24 months of any termination of this Agreement Parent or Seller enters into a letter of intent or agreement in principle for, or consummates, an Alternative Acquisition. The Termination Fee due under this Section 10.2(b) shall be paid by wire transfer of same day funds on the date of termination of this Agreement, and the Additional Fee shall be paid by wire transfer of same day funds on the date of execution of such letter of intent, agreement in principle or definitive agreement or, if earlier, consummation of any such Alternative Acquisition. Concurrently with the payment of, and as a condition to receiving, the Termination Fee or the Additional Fee, as applicable, Purchaser shall execute and deliver to Parent and Seller a general release in form and substance reasonably satisfactory to Parent and Seller; provided, however, a release given in connection with the payment of the Termination Fee will not extinguish Purchaser’s right to receive the Additional Fee in accordance with the terms of this Agreement.

(c)  In addition to the other provisions of this Section 10.2, in the event the Termination Fee or Additional Fee is or becomes payable pursuant to Section 10.2(b), Parent and Seller agree promptly, but in no event later than 10 Business Days following written notice thereof, to pay all reasonable fees and disbursements of counsel incurred by Purchaser in connection with this Agreement.

(d)  The right to receive the Termination Fee and the Additional Fee pursuant to Section 10.2(b) and other amounts pursuant to Section 10.2(c) shall be the exclusive remedy of Purchaser under this Agreement, except in the event of any intentional breach by Parent or Seller of any of the representations, warranties or covenants under this Agreement, in which case Purchaser shall also have the right to pursue any other remedies available to Purchaser pursuant to this Agreement, at Law or in equity.

(e)  Parent and Seller hereby agree, for themselves and their successors and assigns, that from and after any date that the Termination Fee or the Additional Fee becomes due and payable and is not paid in full, Purchaser shall have the right (notwithstanding the provisions of the Operating Agreement) to cause the Company to withhold all distributions (including Tax distributions and distributions of Excess Cash Flow, as defined in the Company Operating Agreement) from Seller, and instead pay Seller’s portion thereof over to Purchaser, until the amount of Seller’s portion of such distributions paid to Purchaser is equal to the amount of any Termination Fee or Additional Fee payable but not paid to Purchaser hereunder, plus interest at the rate of 8% per annum. The remedy set forth in the preceding sentence is in addition to any other remedy that Purchaser may have.

ARTICLE 11

Post-Closing Covenants

11.1 Confidentiality.

(a)  At all times from and after the Closing Date, Parent and Seller shall keep secret and maintain in confidence, and shall not use for its benefit or for the benefit of others, any confidential or proprietary information relating to the Company, including all intellectual property and files and records, other than any of such information that is in the public domain (unless any of such information is in the public domain in whole or in part due to action or inaction of Parent or Seller). The foregoing shall not prohibit use of such information (i) as is required by Law, (ii) as is necessary to prepare Tax Returns (including Tax Returns of Seller or of any of its Affiliates) or other filings with Governmental Authorities or to defend or object to any reassessment of Taxes, (iii) as is necessary for Parent, Seller or their respective representatives to prepare and disclose, as may be required, accounting statements or (iv) to assert or protect any rights of Seller hereunder or under any applicable Law.

(b)  At all times from and after the Closing Date, Isle of Capri and Purchaser shall keep secret and maintain in confidence, and shall not use for its benefit or for the benefit of others, any confidential or proprietary information relating to Seller or any of its Affiliates (other than the Company) other than any of such information that is in the public domain (unless any of such information is in the public domain in whole or in part due to action or inaction of Isle of Capri or Purchaser). The foregoing shall not prohibit use of such information (i) as is required by Law, (ii) as is necessary to prepare Tax Returns (including Tax Returns of Purchaser or of any of its Affiliates) or other filings with Governmental Authorities or to defend or object to any reassessment of Taxes, (iii) as is necessary for Isle of Capri, Purchaser or their respective representatives to prepare and disclose, as may be required, accounting statements or (iv) to assert or protect any rights of Purchaser hereunder or under any applicable Law.

ARTICLE 12

Miscellaneous

12.1 Expenses.

(a)  Except as otherwise provided in this Agreement, including Section 10.2, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby by Seller and its Affiliates shall be paid by Seller or Parent, and by Purchaser and its Affiliates by Purchaser, whether or not the Closing occurs.

(b)  If either party institutes suit to enforce its rights under this Agreement, the party deemed to be the prevailing party shall be entitled to recover, and shall be paid on demand by the other party, all legal fees and expenses incurred by the prevailing party in connection with such suit.

12.2 Amendment.  This Agreement may be amended by the parties at any time before or after receipt of Stockholder Approval; provided, however, that after receipt of Stockholder Approval, there shall be made no amendment that by Law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may be amended, modified or supplemented only in writing signed by Seller and Purchaser hereunder.

12.3 Extension; Waiver.  At any time prior to the Closing, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this

Agreement, or (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The failure of a party to require performance of any provision hereof shall not affect its right at a later time to enforce the same. No such waiver in any one instance shall be deemed a further or continuing waiver of any such term, covenant, representation or warranty in any other instance.

12.4 Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 10.1, an amendment of this Agreement pursuant to Section 12.2 or an extension or waiver pursuant to Section 12.3 shall, in order to be effective, be in writing.

12.5 Notices.  Any written notice to be given hereunder shall be deemed given: (a) when received if given in person or by courier; (b) on the date of transmission if sent by telecopy (receipt confirmed); (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; and (d) if sent by an internationally recognized overnight delivery service, the second day following the date given to such overnight delivery service (specified for overnight delivery). All notices shall be addressed as follows:

If to Parent or Seller, addressed as follows:

Nevada Gold & Casinos, Inc.
3040 Post Oak Blvd., Suite 675
Houston, Texas 77056
Attention:  Robert Sturges
Facsimile:  (713) 296-5070

with a copy (which shall not constitute notice) to:

Nevada Gold & Casinos, Inc.
3040 Post Oak Blvd., Suite 675
Houston, Texas 77056
Attention:  Ernest E. East, General Counsel
Facsimile:  (713) 296-5070

If to Isle of Capri or Purchaser, addressed as follows:

Isle of Capri Casinos, Inc.
600 Emerson Rd.
Suite 300
St. Louis, MO 63141
Attention:  President and Chief Operating Officer
Facsimile:  (314) 813-9480

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention:  Paul W. Theiss
Facsimile:   (312) 706-8218

12.6 Counterparts.  This Agreement may be executed in counterparts (including by means of telecopied signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.7 Headings.  The headings preceding the text of Articles and Sections of this Agreement and the Schedules and Exhibits hereto are for convenience only and shall not be deemed part of this Agreement.

12.8 Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws, and not the laws of conflicts, of the State of Colorado.

12.9 Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of either party’s rights or obligations may be made without the written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that Purchaser may assign its rights and obligations hereunder to an Affiliate or Affiliates of Purchaser without the written consent of Parent or Seller, and in such event Purchaser shall promptly notify Parent and Seller of such assignment.

12.10 No Third Party Beneficiaries.  This Agreement is solely for the benefit of the parties hereto and those Persons (or categories of Persons) specifically described herein, and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party.

12.11 Forum; Waiver of Jury Trial.  Each party agrees that any suit, action or proceeding brought by such party against the other in connection with or arising from this Agreement (“Judicial Action”) shall be brought solely in the courts of the State of Colorado or the United States District Court for the District of Colorado, and each party consents to the jurisdiction and venue of each such court. Each party hereby waives its right to a jury trial in connection with any Judicial Action. Seller will act as agent for service of process on behalf of Parent.

12.12 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

12.13 Schedules.  Information disclosed pursuant to any Schedule hereto shall not be deemed to be disclosed to Purchaser for purposes of any of Seller’s or Parent’s representations or warranties (other than the specific representation and warranty in which such Schedule is referenced), unless and to the extent that the applicability of such disclosure is reasonably apparent based on a plain reading of such disclosure.

12.14 Incorporation.  The respective Schedules and Exhibits attached hereto and referred to herein are incorporated into and form a part of this Agreement.

12.15 Complete Agreement.  This Agreement constitutes the complete agreement of the parties with respect to the subject matter hereof and supersede all prior discussions, negotiations and understandings.

12.16 Currency. Except as otherwise expressly set forth herein, all references to “dollars” or “$” in this Agreement shall mean United States Dollars.

12.17 Further Assurances.  Seller, Parent, Isle of Capri and Purchaser each agree that from time to time after the Closing Date, they will execute and deliver, and will cause their respective Affiliates to execute and deliver, such further instruments, and take, and cause their respective Affiliates to take such other actions, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

12.18 Survival.  All provisions of this Agreement which, by their express terms or based upon a reasonable interpretation of such provisions and the respective rights and obligations of the parties thereunder, are intended to survive the Closing, shall so survive, including Section 10.2.

12.19 Unconditional Guarantee.

(a)  Parent hereby unconditionally, absolutely and irrevocably guarantees to Purchaser the complete and timely performance by Seller of all of Seller’s obligations under this Agreement. The obligations of Parent pursuant to this Section 12.19(a) shall remain in full force and effect without regard to, and shall not be impaired by: (i) any amendment, modification, addition, supplement, extension or acceleration of any part of this Agreement, (ii) any exercise or non-exercise by Purchaser of any right or privilege under this Agreement, or (iii) any bankruptcy, insolvency, reorganization, dissolution, liquidation or other similar proceeding relating to Parent, Seller or any of its Affiliates, including any release, limitation or impairment of Parent’s or Seller’s obligations under this Agreement. Parent’s obligations under this Section 12.19(a) constitute a continuing guaranty and shall continue in full force and effect until such time as all of Seller’s obligations under this Agreement have been fully performed. Notwithstanding the foregoing, in no event may a claim be asserted against Parent under this Section 12.19(a) if the assertion of such claim would be time barred or otherwise unavailable to Purchaser under Section 7.2.

(b)  Isle of Capri hereby unconditionally, absolutely and irrevocably guarantees to Seller the complete and timely performance by Purchaser of all of Purchaser’s obligations under this Agreement. The obligations of Isle of Capri pursuant to this Section 12.19(b) shall remain in full force and effect without regard to, and shall not be impaired by: (i) any amendment, modification, addition, supplement, extension or acceleration of any part of this Agreement, (ii) any exercise or non-exercise by Seller of any right or privilege under this Agreement, or (iii) any bankruptcy, insolvency, reorganization, dissolution, liquidation or other similar proceeding relating to Isle of Capri, Purchaser or any of its Affiliates, including any release, limitation or impairment of Isle of Capri’s or Purchaser’s obligations under this Agreement. Isle of Capri’s obligations under this Section 12.19(b) constitute a continuing guaranty and shall continue in full force and effect until such time as all of Purchaser’s obligations under this Agreement have been fully performed. Notwithstanding the foregoing, in no event may a claim be asserted against Isle of Capri under this Section 12.19(b) if the assertion of such claim would be time barred or otherwise unavailable to Seller under Section 7.3.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PARENT

NEVADA GOLD & CASINOS, INC.

By:	/s/ Robert B. Sturges Name: Robert B. Sturges Title: CEO

SELLER

BLACKHAWK GOLD, LTD.

By:	/s/ Robert B. Sturges Name: Robert B. Sturges Title: CEO and President

PURCHASER

CASINO AMERICA OF COLORADO, INC.

By:	/s/ Gregory D. Guida Name: Gregory D. Guida Title: Senior Vice President

ISLE OF CAPRI

ISLE OF CAPRI CASINOS, INC.,

By:	/s/ Gregory D. Guida Name: Gregory D. Guida Title: Senior Vice President

SCHEDULE 3.2

The Lien in favor of Louise H Rogers, the senior lender to Parent, is evidenced by that certain amended and restated credit facility dated January 19, 2006 and that certain security agreement dated January 19, 2006, each between Louise H. Rogers and Parent.

SCHEDULE 3.3

None.

SCHEDULE 3.5

Parent and/or Seller has an agreement with Libra Securities pursuant to which Libra Securities will be entitled to a fee upon the closing of the transactions contemplated by this Agreement.

SCHEDULE 4.3

None.

EXHIBIT A

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of November 13, 2007 between Casino America of Colorado, Inc., a Colorado corporation (“Purchaser”), on the one hand, and the undersigned stockholders (each a “Stockholder” and collectively the “Stockholders”) of Nevada Gold & Casinos, Inc., a Nevada corporation (“Guarantor”), on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement described below.

WITNESSETH:

WHEREAS, pursuant to a Unit Purchase Agreement, dated as of November 13, 2007, by and among Blackhawk Gold, Ltd., a Nevada corporation (“Seller”), Guarantor, Purchaser and Isle of Capri Casinos, Inc. (the “Purchase Agreement”), Purchaser, Seller, Guarantor and Isle of Capri Casinos, Inc. have agreed to a transaction (the “Transaction”) whereby Purchaser will acquire all issued and outstanding Units of Isle of Capri Black Hawk, L.L.C., a Colorado limited liability company, owned by Seller, a wholly owned subsidiary of Guarantor;

WHEREAS, as a material condition to the willingness of Purchaser to enter into the Purchase Agreement and as an inducement and in consideration therefor, each Stockholder has agreed to enter into this Agreement; and

WHEREAS, each Stockholder is the beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act) of that number of shares of common stock of Guarantor (the “Guarantor Common Stock”) set forth opposite such Stockholder’s name on Exhibit A hereto (the “Shares”) (such Shares, together with any New Shares (as defined in Section 1.2), being referred to herein as the “Subject Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Agreement to Retain Subject Shares.

1.1. Prior to the Expiration Date (as defined below), each Stockholder agrees not to: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose of, any or all of the Subject Shares of which such Stockholder is the beneficial owner or in which such Stockholder has any right or interest (“Transfer”), or consent to any of the foregoing; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Subject Shares (other than the proxy contemplated in Section 3 herein) or (d) deposit any of the Subject Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Subject Shares. As used herein, the term “Expiration Date” shall mean the earlier to occur of (x) the Closing or (y) the end of the fifth day following the date of termination of the Purchase Agreement in accordance with the terms thereof.

1.2. “New Shares” means:

(a) any shares of capital stock or voting securities of Guarantor that Stockholder purchases or with respect to which such Stockholder otherwise acquires beneficial ownership (whether through the exercise of any options, warrants or other rights to purchase shares of Company Common Stock or otherwise) after the date of this Agreement and prior to the Expiration Date; and

(b) any shares of capital stock or voting securities of Guarantor that a Stockholder becomes the beneficial owner of as a result of any change in Guarantor Common Stock by reason of a stock dividend, stock split, split-up, recapitalization, reorganization, business combination, consolidation, exchange of shares, or any similar transaction or other change in the capital structure of Guarantor affecting the Guarantor Common Stock.

Exhibit A-1

2. Agreement to Vote Subject Shares and Take Certain Other Action.

2.1. Prior to the Expiration Date, at every meeting of the stockholders of Guarantor, however called, including the Stockholders Meeting (as defined in the Purchase Agreement), at which any of the following matters is considered or voted upon, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Guarantor with respect to any of the following matters, each Stockholder shall vote or give written consent with respect to the Subject Shares:

(a) in favor of the Transaction and the adoption of the Purchase Agreement and the transactions contemplated thereby;

(b) against approval of any proposal made in opposition to or competition with consummation of the Transaction and the Purchase Agreement;

(c) against any Alternative Acquisition from any party other than Purchaser or an Affiliate of Purchaser;

(d) against any proposal that is intended to, or is reasonably likely to, result in the conditions to Purchaser’s or Seller’s obligations under the Purchase Agreement not being fulfilled;

(e) against any extraordinary corporate transaction (other than the Transaction), such as a merger, consolidation, business combination, tender or exchange offer, reorganization, recapitalization, sale or transfer of a material amount of the assets or securities of Guarantor or Seller (other than in connection with the Transaction);

(f) against any amendment of Guarantor’s Certificate of Incorporation or By-laws; and

(g) against any dissolution, liquidation or winding up of Guarantor or Seller.

2.2. Prior to the Expiration Date, each Stockholder, as the holder of the Subject Shares set forth opposite its name on Exhibit A hereto, shall be present, in person or by proxy, at all meetings of stockholders of Guarantor, including the Stockholders Meeting, at which any of the matters referred to in Section 2.1 is to be voted upon so that all Subject Shares are counted for the purposes of determining the presence of a quorum at such meetings.

2.3. Between the date of this Agreement and the Expiration Date, each Stockholder agrees not to, and will not permit any entity under such Stockholder’s direct or indirect control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14A under the Exchange Act) with respect to an Opposing Proposal (as defined below), (b) initiate a stockholders’ vote with respect to an Opposing Proposal or (c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Guarantor with respect to an Opposing Proposal. For purposes of this Agreement, the term “Opposing Proposal” means any of the actions or proposals described in clauses (b) through (f) of Section 2.1, along with any proposal or action which would, or could reasonably be expected to, impede, frustrate, prevent, prohibit or discourage any of the transactions contemplated by the Purchase Agreement.

2.4. Prior to the Expiration Date, each Stockholder shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and the other transactions contemplated by the Purchase Agreement.

3. Grant of Irrevocable Proxy Coupled with an Interest.

3.1. Solely in the event of a failure by a Stockholder to act in accordance with its obligations as to voting or executing a written consent pursuant to Section 2.1 of this Agreement, each such Stockholder hereby revokes any and all other proxies or powers of attorney in respect of any Subject Shares and agrees that during the period commencing on the date of this Agreement and ending on the Expiration Date, such Stockholder hereby irrevocably appoints Purchaser or any individual designated by Purchaser as such Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote (or cause to be voted) the Subject Shares held by such Stockholder, in

Exhibit A-2

the manner set forth in Section 2.1, at any meeting of the stockholders of Guarantor, however called, including the Stockholders Meeting, or in connection with any written consent of the stockholders of Guarantor.

3.2. Each Stockholder hereby affirms that the proxy set forth in this Section 3 is irrevocable (until the Expiration Date), is coupled with an interest, and is granted in consideration of Purchaser entering into the Purchase Agreement.

3.3. The vote of the proxyholder shall control in any conflict between the vote by the proxyholder of Stockholder’s Subject Shares and a vote by Stockholder of Stockholder’s Subject Shares.

4. Representations, Warranties and Covenants of Stockholder.  Each Stockholder hereby represents, warrants and covenants to Purchaser as follows:

4.1. (a) Such Stockholder is the beneficial owner of the Subject Shares set forth opposite its name on Exhibit A hereto; (b) the Subject Shares set forth opposite its name on Exhibit A hereto constitute such Stockholder’s entire interest in the outstanding capital stock and voting securities of Guarantor as of the date hereof; (c) the Subject Shares are, and will be, at all times up until the Expiration Date, free and clear of any Liens, options, proxies, voting trusts, agreements, rights, understandings or arrangements, or exercise of any rights of a stockholder in respect of the Subject Shares or other encumbrances, except as otherwise noted on Exhibit A; (d) such Stockholder has voting power the power of disposition with respect to all of the Subject Shares set forth opposite its name on Exhibit A hereto outstanding on the date hereof, and will have voting power and (except as set forth on Exhibit A hereto) power of disposition with respect to all of the Subject Shares acquired by such Stockholder after the date hereof and (e) such Stockholder’s principal residence or place of business is accurately set forth on Exhibit A hereto.

4.2. Such Stockholder has full power and legal capacity to execute and deliver this Agreement and to comply with and perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes the valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. The execution and delivery of this Agreement by such Stockholder does not, and the performance of such Stockholder’s obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any Lien or encumbrance on any Subject Shares pursuant to, any contract or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Subject Shares are or will be bound or affected.

4.3. Each Stockholder hereby unconditionally and irrevocably instructs Guarantor not to (a) permit the Transfer of, or any grant of authority to vote with respect to, its Subject Shares, in violation of this Agreement on its books and records by such Stockholder, (b) issue a new certificate representing any such Subject Shares or (c) record such vote unless and until such Stockholder shall have complied with the terms of this Agreement.

4.4 Each Stockholder understands and acknowledges that Purchaser is entering into the Purchase Agreement in reliance upon such Stockholder’s execution, delivery and performance under this Agreement.

5. Termination.  This Agreement and the proxy granted pursuant to Section 3.1 hereof and all obligations of each Stockholder hereunder and thereunder shall terminate and shall have no further force or effect as of the Expiration Date; provided, however, that any such termination shall not relieve any party of any liability arising as a result of the breach of this Agreement by such party prior to such termination.

6. Binding Effect and Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party; provided, however, that Purchaser may assign its rights and obligations hereunder to an Affiliate or Affiliates of Purchaser without the written consent of Stockholder, and any such assignee shall have the full rights and privileges of Purchaser hereunder.

7. Amendment, Modification and Waiver.  This Agreement may be amended or modified and any term of this Agreement may be waived if such amendment, modification or waiver is in writing and signed by all

Exhibit A-3

parties. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

8. Specific Performance; Injunctive Relief.  The parties hereto acknowledge that Purchaser will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of each Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Purchaser upon any such violation, Purchaser shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Purchaser at law or in equity and each such Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

9. Notices.  Any written notice to be given hereunder shall be deemed given: (a) when received if given in person or by courier; (b) on the date of transmission if sent by telecopy (receipt confirmed); (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; and (d) if sent by an internationally recognized overnight delivery service, the second day following the date given to such overnight delivery service (specified for overnight delivery). All notices shall be addressed as follows:

If to any Stockholder, to such Stockholder at the address set forth on Exhibit A.

If to Purchaser, addressed as follows:

c/o Isle of Capri Casinos, Inc.
600 Emerson Rd.
Suite 300
St. Louis, MO 63141
Attention: President
Facsimile: 314-813-9480

with a copy (which shall not constitute notice) to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Paul W. Theiss
Telephone: (312) 701-7359
Facsimile: (312) 706-8218

or to such other address as any party hereto may designate for itself by notice given as herein provided.

10. Expenses.  Each party hereto shall pay its own fees and expenses incurred in connection with this Agreement.

11. Governing Law, Counterparts and Headings.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws, and not the laws of conflicts, of the State of Colorado. This Agreement may be executed in counterparts (including by means of telecopied signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The preamble and recitals set forth above, and the Exhibits attached hereto, are incorporated in and form a part of this Agreement. The headings preceding the text of Sections of this Agreement and the Exhibits hereto are for convenience only and shall not be deemed part of this Agreement.

12. Entire Agreement, No Third-Party Beneficiaries, Severability and Further Assurances.  This Agreement and the Purchase Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any Person other than the parties any rights or remedies. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held

Exhibit A-4

to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. Each of the parties hereto shall, at the request of the other party, will execute and deliver, and will cause their respective Affiliates to execute and deliver, such further instruments, and take, and cause their respective Affiliates to take such other actions, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

13. Publication.  Each Stockholder shall not issue any press release or make any other public statement with respect to this Agreement, the Purchase Agreement, the Transaction or any other transactions contemplated by this Agreement, the Purchase Agreement or the Transaction without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed), except as may be required by Applicable Law.

Exhibit A-5

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

CASINO AMERICA OF COLORADO, INC.

By:
Its:

STOCKHOLDERS

Exhibit A-6

EXHIBIT A

SUBJECT SHARES

Stockholder	Subject Shares Owned(1)
[Name] [Address]
[Name] [Address]
[Name] [Address]

(1)	Subject Shares to include any shares for which such stockholder holds an irrevocable proxy.

EXHIBIT B

DEPOSIT ESCROW AGREEMENT

This DEPOSIT ESCROW AGREEMENT is dated as of November __, 2007 (the “Agreement”) and is among Blackhawk Gold, Ltd., a Nevada corporation (“Seller”), Nevada Gold & Casinos, Inc., a Nevada corporation (“Guarantor”), Casino America of Colorado, Inc., a Colorado corporation (“Purchaser”), and _______, as escrow agent (the “Escrow Agent”).

WHEREAS, Seller, Guarantor, Purchaser and Isle of Capri Casinos, Inc. have entered into that certain Unit Purchase Agreement, dated as of the date hereof, as the same may be amended from time to time (the “Purchase Agreement”), whereby Purchaser shall purchase all of Seller’s Units;

WHEREAS, the Purchase Agreement provides that a portion of the Purchase Price equal to the Deposit Amount shall be deposited in escrow;

WHEREAS, the parties hereto desire to more specifically set forth their rights and obligations with respect to the Escrow Account and the distribution and release of the Escrow Fund; and

WHEREAS, the execution and delivery of this Agreement is a condition to the parties’ obligations under the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual representations, warranties and covenants contained herein, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

Section 1. Defined Terms

Capitalized terms used herein without definition shall have the meanings ascribed to them in the Purchase Agreement. The provisions of the Purchase Agreement are hereby incorporated herein by reference, but only as the context of this Agreement may require. The Escrow Agent shall act only in accordance with the terms and conditions contained herein.

As used herein, the term “Potential Acquisition” means the possible business combination between Guarantor or any of Guarantor’s Affiliates and Target, or any possible acquisition of Target by Guarantor or any of Guarantor’s Affiliates (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or all or substantially all of Target’s outstanding stock or assets, pursuant to the Agreement of Sale dated November [12], 2007 between the Target, as seller, and Nevada Gold Properties Vicksburg, LLC, as buyer (the “Potential Acquisition Purchase Agreement”).

As used herein, the term “Target” means Columbia Properties Vicksburg, LLC.

Other capitalized terms used herein shall have the meanings ascribed to such terms elsewhere in this Agreement.

Section 2. Establishment of Escrow Account

(a) Seller and Purchaser hereby appoint and designate the Escrow Agent as escrow agent for the purposes set forth in this Agreement, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth in this Agreement.

(b) Contemporaneously herewith, Purchaser is depositing with the Escrow Agent immediately available funds in the amount equal to the Deposit Amount to be held in escrow by the Escrow Agent (together with all interest, dividends, gains and other income earned thereon, as well as any amounts subsequently deposited into the Escrow Account in accordance with Section 5 of this Agreement, the “Escrow Fund”). The Escrow Agent agrees to accept said sum and hold the Escrow Fund in the separate account identified on Exhibit A (the “Escrow Account”) in its capacity as Escrow Agent pursuant to the terms of this Agreement.

(c) Upon receipt of the Escrow Fund, the Escrow Agent shall send a notice to the parties hereto acknowledging receipt of such amount and shall hold, administer and dispose of the Escrow Fund pursuant to the terms of this Agreement.

Exhibit B-1

(d) In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing or by telecopier, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Exhibit B hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Exhibit B hereto. The persons and telephone numbers for call-backs may be changed only in a writing actually received by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Exhibit B hereto, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of the parties’ executive officers (“Executive Officers”), which shall include the title of Chief Executive Officer or General Counsel, as the Escrow Agent may select. The Escrow Agent may rely upon the confirmation of anyone purporting to be any such Executive Officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the parties to identify (i) the beneficiary, (ii) the beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Agreement acknowledge that these security procedures are commercially reasonable.

Section 3. Investment

(a) The Escrow Agent agrees to invest and reinvest all available funds in the Escrow Account only in Permitted Investments as directed by Purchaser in the account which is hereby established. For purposes of this Agreement, “Permitted Investments” means, in addition to any type of investments pursuant to written instructions from Purchaser and Seller, the following kinds of instruments with a maturity of not more than 30 days: (i) short-term direct obligations of the United States of America, or fully guaranteed as to interest and principal by the United States of America; (ii) units of a money market fund, registered under the Investment Company Act of 1940, as amended, rated in the highest rated category of a nationally recognized rating agency and invested solely in obligations issues or guaranteed as to principal and interest by the United States of America; (iii) demand or time deposits in Permitted Banks, or certificates of deposit of, or bankers’ acceptances issued by, Permitted Banks which are incorporated under the laws of the United States of America, any State thereof or the District of Columbia; and (iv) commercial paper rated in the highest grade by Standard & Poor’s Corporation and/or Moody’s Investors Service, Inc. For purposes of this Agreement, “Permitted Bank” shall mean a depository institution or trust company, domestic or foreign, having a combined capital and surplus of at least $500,000,000 and rated at least AAA by Standard & Poor’s Corporation and Aaa by Moody’s Investors Service, Inc. In the absence of directions from the Purchaser to invest otherwise, Escrow Agent shall invest and reinvest all available funds in the Escrow Account in the Federated Treasury Obligations Fund (Trust Shares).

(b) The parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Escrow Account or the purchase, sale, retention or other disposition of any Permitted Investment described herein.

(c) Interest and other earnings on investments described herein shall be reinvested until disbursed pursuant to the terms of this Agreement. Any loss or expense incurred as a result of an investment made in accordance with this Agreement will be borne by the Escrow Account.

(d) The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent shall send statements to each of the parties hereto on a monthly basis reflecting activity in the Escrow Account and Escrow Fund for the preceding month. Although Seller and Purchaser each recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, Seller and Purchaser hereby agree that confirmations of investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. However, no statement need be rendered for the Escrow Account or Escrow Fund if no activity occurred for such month.

Exhibit B-2

(e) Seller and Purchaser acknowledge and agree that the delivery of the escrowed property is subject to the sale and final settlement of the investments described herein. Proceeds of a sale of investments will be delivered on the business day on which the appropriate instructions are delivered to the Escrow Agent if received prior to the deadline for same day sale of such investments. If such instructions are received after the applicable deadline, proceeds will be delivered on the next succeeding Business Day.

Section 4. Disbursement of Escrow Account

The Escrow Agent shall administer the Escrow Account as follows:

(a) Notwithstanding anything to the contrary contained in this Agreement, unless the Escrow Agent receives written instructions from Seller directing Escrow Agent not to send the wire transfer in accordance with this Section 4(a), Escrow Agent shall promptly, but in any event within two Business Days of its receipt of the Escrow Fund, wire transfer $2,000,000 of the Escrow Fund to Seller’s senior lender in accordance with the wire transfer instructions set forth on Exhibit C. Seller agrees not to send any such instructions without the prior written consent of Purchaser, which shall not be unreasonably withheld.

(b) Escrow Agent shall disburse all or part of the Escrow Fund in accordance with the instructions set forth in any written letter of direction executed by both Purchaser and Seller. One circumstance pursuant to which such instructions may be delivered is the Closing of the transactions contemplated by the Purchase Agreement. In such instance, Purchaser and Seller agree that any net interest or earnings on amounts in the Escrow Fund shall be paid to Seller without reducing the balance of the Purchase Price due under the Purchase Agreement. If, on the other hand, the Closing does not occur under the Purchase Agreement and Purchaser is entitled to a return of the Deposit Amount, any net interest or earnings on the amounts in the Escrow Fund shall be paid to Purchaser.

(c) Escrow Agent shall disburse to Purchaser the full amount of the Escrow Fund upon receipt of a written letter executed by Purchaser and Seller stating that the Purchase Agreement has been validly terminated, and that pursuant thereto, Purchaser has the right to the return of amounts in the Escrow Fund.

(d) Seller and Guarantor hereby agree and acknowledge that in the event that (i) Purchaser is entitled to the return of the Deposit Amount under the terms of the Purchase Agreement, and the amount to which Purchaser is entitled is not paid in full to Purchaser within two (2) business days after the date on which Purchaser is entitled to receive such payment, or (ii) the Potential Acquisition Purchase Agreement is terminated or the Potential Acquisition is otherwise terminated or abandoned at any time after disbursement is made pursuant to Section 4(a), and Seller or Guarantor do not fully comply with their obligations under Section 5 below within the time periods set forth therein, then in either case Seller and Guarantor hereby specifically authorize and direct Purchaser to cause the Company to withhold any and all distributions that would otherwise be payable to Seller and pay the same to Purchaser, until Purchaser shall have been repaid in full the Deposit Amount plus interest at the rate of 8% per annum from the earlier of the date of (i) or (ii) above. The authorization and direction of Seller and Guarantor set forth herein shall be absolute and irrevocable. Notwithstanding the foregoing, in no event shall the distributions paid to Purchaser in accordance with the immediately preceding sentence, plus all portions of the Escrow Fund ultimately received by Purchaser, exceed $2,000,000 plus interest as accrued in accordance with the terms of this Agreement.

Section 5. Deposit into Escrow Account

In the event the Potential Acquisition Purchase Agreement is terminated or the Potential Acquisition is otherwise terminated or abandoned at any time after disbursement is made pursuant to Section 4(a), and as a result thereof Guarantor or Guarantor’s Affiliate has the right to receive back the $2,000,000 earnest money deposit (or any portion thereof), together with accrued interest, paid by Guarantor or Guarantor’s Affiliate under the Potential Acquisition Agreement, Seller or Guarantor shall, within two Business Days of such termination or abandonment, deposit with the Escrow Agent immediately available funds in the amount equal to the amount of the disbursement made pursuant to Section 4(a), plus interest thereon at the rate of ___%(1) from the date of disbursement, to be held in escrow by the Escrow Agent. All amounts deposited into the

(1)	Insert interest rate earned on the deposit made pursuant to the Potential Acquisition Purchase Agreement.

Exhibit B-3

Escrow Account pursuant to this Section 5 shall for all purposes be deemed part of the Escrow Fund. Seller or Guarantor shall provide Purchaser with immediate written notice of any such termination or abandonment, and of the making of such deposit.

Section 6. Payments from Escrow

All payments by Escrow Agent to Purchaser or Seller pursuant to this Agreement shall be made by wire transfer in immediately available funds to such account or accounts as Seller and/or Purchaser, as appropriate, shall designate in writing to Escrow Agent.

Section 7. Accounting by Escrow Agent

The Escrow Agent shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing among the parties and the Escrow Agent. Within 15 days following the close of each month and within five days after the removal or resignation of the Escrow Agent, the Escrow Agent shall deliver to the parties a written account of its administration of the Escrow Fund during such month or during the period from the close of the last preceding month to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Escrow Account at the end of such month or as of the date of such removal or resignation, as the case maybe.

Section 8. Concerning the Escrow Agent

Notwithstanding any provision contained herein to the contrary, the Escrow Agent, including its officers, directors, employees and agents, shall:

(a) not be liable for any action taken or omitted and reasonably believed to be authorized under this Agreement so long as it shall have acted in good faith and without gross negligence or willful misconduct, shall have only those duties set forth in this Agreement and in interpreting those duties shall not be required to consider the terms of any other document that may be referenced herein, including, without limitation, the Purchase Agreement, except to the extent incorporated by reference;

(b) shall have no duty to enforce any obligation of any Person, other than as provided herein, and shall be under no liability to anyone by reason of any failure on the part of any party hereto or any maker, endorser or other signatory of any document or any other Person to perform such Person’s obligations under any such document;

(c) subject to Section 2(d) of this Agreement, be entitled to rely in good faith on the genuineness, authenticity, or sufficiency of any securities, checks, or other documents or instruments submitted to it in connection with its duties hereunder;

(d) be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties hereto, and shall be entitled to rely in good faith upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind;

(e) be entitled to refrain from taking any action contemplated by this Agreement in the event that it becomes aware of any disagreement between the parties hereto as to any facts or as to the happening of any contemplated event precedent to such action;

(f) have no responsibility or liability for any diminution in value of any assets held hereunder which may result from any investments or reinvestment made in accordance with any provision which may be contained herein;

(g) be entitled to compensation for its services hereunder as per Exhibit D attached hereto, which is made a part hereof, and for reimbursement of its reasonable, documented out-of-pocket expenses including, but not by way of limitation, the reasonable fees and costs of attorneys or agents which it may find necessary to

Exhibit B-4

engage in performance of its duties hereunder, which compensation, fees and expenses shall be paid 50% by Seller and 50% by Purchaser. Seller and Purchaser are concurrently herewith each paying 50% of the first year’s compensation to the Escrow Agent;

(h) be entitled and is hereby granted the right to set off and deduct any unpaid fees, nonreimbursed expenses or unsatisfied indemnification rights from amounts on deposit in the Escrow Account;

(i) be under no obligation to invest the deposited funds or the income generated thereby until it has received an Internal Revenue Service Form W-9 or W-8, as applicable, from Seller and Purchaser, regardless of whether such party is exempt from reporting or withholding requirements under the Internal Revenue Code of 1986, as amended;

(j) be, and hereby is, jointly and severally indemnified and saved harmless by Seller and Purchaser from any and all losses, liabilities, claims, proceedings, suits, demands, penalties, costs and expenses, including without limitation the reasonable, documented fees and expenses of outside and internal counsel and experts and their staffs and all reasonable expenses of document location, duplication and shipment and of preparation to defend any of the foregoing (“Losses”), which may be incurred by it as a result of its execution, delivery or performance of this Agreement, unless such Losses shall have been finally adjudicated to have been primarily caused by the bad faith, gross negligence or willful misconduct of the Escrow Agent, and the provisions of this section shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement;

(k) in the event that (i) any dispute shall arise between the parties with respect to the disposition or disbursement of any of the assets held hereunder or (ii) the Escrow Agent shall be uncertain as to how to proceed in a situation not explicitly addressed by the terms of this Agreement whether because of conflicting demands by the other parties hereto or otherwise, the Escrow Agent shall be permitted to interplead all of the assets held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. So long as the Escrow Agent has complied with its obligations under this Agreement (including, without limitation, its obligations under this Section 8(k)), the parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same;

(l) have only those duties as are specifically provided herein, which shall be deemed purely ministerial in nature, and shall under no circumstance be deemed a fiduciary for any of the parties to this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document between the other parties hereto, in connection herewith, including without limitation the Purchase Agreement. This Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred from the terms of this Agreement or any other Agreement. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY KIND WHATSOEVER (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION;

(m) have the right, but not the obligation, to consult with counsel of choice and shall not be liable for action taken or omitted to be taken by Escrow Agent in good faith in accordance with the advice of such counsel; if the Escrow Agent becomes involved in litigation on account of this Agreement, it shall have the right to retain counsel, and Seller and Purchaser, severally and in equal proportions, agree to pay to the Escrow Agent on demand its reasonable charges, counsel and attorneys’ fees, disbursements, and expenses in connection with such litigation; and

(n) have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.

Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the escrow business of the Escrow Agent shall be transferred, shall succeed to all the

Exhibit B-5

Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 9. Attachment of Escrow Fund; Compliance with Legal Orders

In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other Person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 10. Tax Matters

Seller and Purchaser each, for itself, confirms the accuracy of the tax certification provided by it on the signature page, which shall be deemed a Substitute Form W-9 upon execution, or shall otherwise furnish the Escrow Agent with an original completed Internal Revenue Service Form W-8 or Form W-9, as applicable.

(a) Reporting of Income.  The Escrow Agent shall report to the Internal Revenue Service, as of each calendar year-end, and to Seller and Purchaser, as applicable, all income paid to Seller or Purchaser during such calendar year from the investment of Escrow Funds, as and to the extent required under the provisions of the Code. Escrow Agent shall withhold any taxes required to be withheld under applicable law and shall remit such taxes to the appropriate authorities.

(b) Preparation and Filing of Tax Returns.  Each of Seller and Purchaser shall, for any year in which it receives any income on the Escrow Funds, (i) prepare and file any and all required income or tax returns applicable to the Escrow Account with the Internal Revenue Service and with any applicable state or local department of revenue, and (ii) pay all taxes shown on such returns that are required to be paid by Seller or Purchaser, as applicable.

(c) Survival.  This Section 10 shall survive notwithstanding any termination of this Agreement or the resignation of the Escrow Agent.

Section 11. Resignation or Removal of Escrow Agent

(a) The Escrow Agent may resign as such following the giving of 30 days’ prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of 30 days’ prior written notice to the Escrow Agent by mutual agreement of Purchaser and Seller hereto. In either event, the duties of the Escrow Agent shall terminate 30 days after receipt of such notice (or as of such earlier date as may be mutually agreeable); and the Escrow Agent shall then deliver the balance of the moneys or assets then in its possession to a successor escrow agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

(b) If the other parties hereto have failed to appoint a successor prior to the expiration of 30 days following receipt of the notice of resignation or removal, the Escrow Agent may appoint a successor or petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

Section 12. Termination

The term of this Agreement shall commence on the date hereof and shall terminate on the date specified in joint written instructions issued by Seller and Purchaser, which shall be the date as of which all of the funds in the Escrow Fund have been distributed pursuant to the terms of this Agreement and no party has any obligation, accrued or contingent, to restore any funds to or deposit any funds into the Escrow Account.

Exhibit B-6

Section 13. Notices

Any written notice to be given hereunder shall be deemed given: (a) when received if given in person or by courier; (b) on the date of transmission if sent by telecopy (receipt confirmed); (c) three days after being deposited in the U.S. mail, certified or registered mail, postage prepaid; and (d) if sent by an internationally recognized overnight delivery service, the second day following the date given to such overnight delivery service (specified for overnight delivery). All notices shall be addressed as follows:

If to Seller, addressed as follows:

Attention:
Telephone:
Facsimile:

with a copy to:

Attention:
Telephone:
Facsimile:

If to Guarantor, addressed as follows:

Attention:
Telephone:
Facsimile:

with a copy to:

Attention:
Telephone:
Facsimile:

If to Purchaser, addressed as follows:

Attention:
Telephone:
Facsimile:

Exhibit B-7

with a copy to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
Attention: Paul W. Theiss
Telephone: (312) 701-7359
Facsimile: (312) 706-8218

Notwithstanding the above, in the case of communications delivered to the Escrow Agent whereby the Escrow Agent must act based on a specified number of days upon its receipt of such communication, if applicable, such communications shall be deemed to have been given on the date received by the Escrow Agent.

Section 14. Governing Law, Counterparts and Headings

This Agreement shall be governed by and construed and enforced in accordance with the internal laws, and not the laws of conflicts, of the State of Colorado. This Agreement may be executed in counterparts (including by means of telecopied signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The preamble and recitals set forth above, and the Exhibits attached hereto, are incorporated in and form a part of this Agreement. The headings preceding the text of Sections of this Agreement and the Schedules and Exhibits hereto are for convenience only and shall not be deemed part of this Agreement.

Section 15. Entire Agreement; Severability and Further Assurances

This Agreement and all exhibits and schedules attached hereto constitute the entire agreement among the parties and supersedes all prior and contemporaneous agreements and undertakings of the parties in connection herewith. No failure or delay of the Escrow Agent in exercising any right, power or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power or remedy preclude any other or further exercise of any right, power or remedy. In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement. Each of the parties hereto shall, at the request of the other party, deliver to the requesting party all further documents or other assurances as may reasonably be necessary or desirable in connection with this Agreement.

Section 16. Amendment, Modification or Waiver

This Agreement may be amended or modified and any term of this Agreement may be waived if such amendment, modification or waiver is in writing and signed by all parties.

Section 17. Assignments of Interests

(a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of any party’s rights or obligations may be made without the written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that Purchaser may assign its rights and obligations hereunder to an Affiliate or Affiliates of Purchaser without the written consent of Seller, Guarantor or Escrow Agent, and in such event Purchaser shall promptly notify Seller, Guarantor and Escrow Agent of such assignment.

(b) No assignment of the interest of any of the parties hereto shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be delivered to and acknowledged by the Escrow Agent.

Section 18. Force Majeure

Notwithstanding any other provision of this Agreement, the Escrow Agent shall not be obligated to perform any obligation hereunder and shall not incur any liability for the nonperformance or breach of any obligation hereunder to the extent that the Escrow Agent is delayed in performing, unable to perform or

Exhibit B-8

breaches such obligation because of acts of God, war, terrorism, fire, floods, strikes, electrical outages, equipment or transmission failures, or other causes reasonably beyond its control.

Section 19. Procedures for Opening a New Account

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow it to identify relevant parties.

Purchaser and Seller each represent that its correct Taxpayer Identification Number (“TIN”) assigned by the Internal Revenue Service (“IRS”) or any other taxing authority is set forth in its signature page hereto. Upon execution of this Agreement, Purchaser and Seller shall provide the Escrow Agent with a fully executed W-8 or W-9 IRS form, which shall include Purchaser’s and Seller’s TIN. In addition, all interest or other income earned under the Escrow Agreement shall be allocated and/or paid as directed in a joint written direction of Purchaser and Seller and reported by the recipient to the Internal Revenue Service or any other taxing authority. Notwithstanding such written directions, the Escrow Agent shall report and, as required, withhold any taxes as it determines may be required by any law or regulation in effect at the time of the distribution. In the absence of timely direction, all proceeds of the Escrow Fund shall be retained in the Escrow Fund and reinvested from time to time by the Escrow Agent as provided in Section 3. In the event that any earnings remain undistributed at the end of any calendar year, Escrow Agent shall report to the Internal Revenue Service or such other authority such earnings as it deems appropriate or as required by any applicable law or regulation or, to the extent consistent therewith, as directed in writing by Purchaser and Seller. In addition, Escrow Agent shall withhold any taxes it deems appropriate and shall remit such taxes to the appropriate authorities.

Exhibit B-9

IN WITNESS WHEREOF, the parties have been duly executed this Agreement as of the date first above written.

Tax Certification: Taxpayer Identification Number (TIN):   Date:

Name & Address:

Customer is a (check one):

___ Corporation	___ Partnership
___ Individual/sole proprietor	___ Trust ___ Other

Taxpayer is (check if applicable):

___ Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(1)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);
(2)	it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and
(3)	the entity is a U.S. person (including a U.S. resident alien).

(If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding

BLACKHAWK GOLD LTD.

By:
Name:
Title:

Exhibit B-10

Tax Certification: Taxpayer Identification Number (TIN):   Date:

Name & Address:

Customer is a (check one):

___ Corporation	___ Partnership
___ Individual/sole proprietor	___ Trust ___ Other

Taxpayer is (check if applicable):

___ Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(1)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);
(2)	it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and
(3)	the entity is a U.S. person (including a U.S. resident alien).

(If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding

NEVADA GOLD & CASINOS, INC.

By:
Name:
Title:

Exhibit B-11

Tax Certification: Taxpayer Identification Number (TIN):   Date:

Name & Address:

Customer is a (check one):

___ Corporation	___ Partnership
___ Individual/sole proprietor	___ Trust ___ Other

Taxpayer is (check if applicable):

___ Exempt from backup withholding

Under the penalties of perjury, the undersigned certifies that:

(1)	the number shown above is its correct Taxpayer Identification Number (or it is waiting for a number to be issued to it);
(2)	it is not subject to backup withholding because: (a) it is exempt from backup withholding or (b) it has not been notified by the Internal Revenue Service (IRS) that it is subject to backup withholding as a result of failure to report all interest or dividends, or (c) the IRS has notified it that it is no longer subject to backup withholding; and
(3)	the entity is a U.S. person (including a U.S. resident alien).

(If the entity is subject to backup withholding, cross out the words after the (2) above.)

Investors who do not supply a tax identification number will be subject to backup withholding in accordance with IRS regulations.

Note: The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding

CASINO AMERICA OF COLORADO, INC.

By:
Name:
Title:

Exhibit B-12

,
as Excrow Agent

By:
Name:
Title:

Exhibit B-13

EXHIBIT A

[Insert Account Information for Escrow Account]

EXHIBIT B

Telephone Number(s) and Signature(s) for
Person(s) Designated to Give Funds Transfer Instructions

If to Seller:

	Name	Telephone Number	Signature
1.
2.
3.

If to Purchaser:

	Name	Telephone Number	Signature
1.
2.
3.

Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Funds Transfer Instructions

If to Seller:

	Name	Telephone Number
1.
2.
3.

If to Purchaser:

	Name	Telephone Number
1.
2.
3.

Telephone call backs shall be made to each party if joint instructions are required pursuant to the agreement. All funds transfer instructions must include the signature of the person(s) authorizing said funds transfer and must not be the same person confirming said transfer.

EXHIBIT C

WIRE TRANSFER INSTRUCTIONS FOR SELLER’S SENIOR LENDER:

EXHIBIT D

SCHEDULE OF ESCROW AGENT FEES

[To come.]

EXHIBIT C

MUTUAL AND GENERAL RELEASE AGREEMENT

This MUTUAL AND GENERAL RELEASE AGREEMENT (this “Agreement”) is made this ___ day of __________________, 200__ by and among Nevada Gold & Casinos, Inc., a Nevada corporation (“Parent”), Blackhawk Gold, Ltd., a Nevada corporation (“Seller” and together with Parent, the “Seller Parties”), and Casino America of Colorado, Inc., a Colorado corporation (“Purchaser”), Isle of Capri Casinos, Inc., a Delaware corporation (“Isle of Capri” and together with Purchaser, the “Purchaser Parties”) and Isle of Capri Black Hawk, L.L.C., a Colorado limited liability company (the “Company”).

WHEREAS, the Seller is transferring its full and complete Ownership Interest in the Company to Purchaser, and Seller and Parent are terminating their business relationship with respect to the Company, Purchaser and Isle of Capri;

WHEREAS, Parent, Seller, Purchaser and Isle of Capri have entered into that certain Unit Purchase Agreement, dated November 12, 2007 (the “Purchase Agreement”);

WHEREAS, this Agreement is being executed and delivered by the parties hereto as a condition to the closing of the transaction described in the Purchase Agreement, and is being executed by each party hereto as a material inducement to the Closing thereunder; and

WHEREAS, all capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Each Seller Party, for itself and its Affiliates, and their respective officers, directors, employees, owners, members, shareholders, partners, agents, representatives, successors and assigns (each a “Related Party”), forever releases and discharges the Company and each of the Purchaser Parties, each of their Affiliates, and its and their respective officers, directors, employees, owners, members, shareholders, partners, agents, representatives, successors and assigns, from any and all claims, suits, demands, obligations, allegations, responsibilities, rights, administrative actions and causes of action (and all related damages, liabilities, costs and expenses), of any kind or character, whether now known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured (collectively, “Claims”), which it (or any of its Related Parties) may now have or hereafter acquire against such other party (or any of its Related Parties) to the extent related in any way to the Seller Parties’ ownership of any interest in, or business dealings with, the Company, any party’s operation of the business of the Company (including, without limitation, the provision of management or other services thereto and any allocations of costs or expenses relating thereto), including with respect to any rights or obligations under the Company Operating Agreement; provided, however, that notwithstanding the foregoing, no party releases or discharges any Claims (a) to the extent related to, contemplated by or arising under the Purchase Agreement or any of the other agreements executed in connection therewith, or (b) from actions taken after the date of this Agreement.

2. Each Purchaser Party and the Company, for itself and its Affiliates, and their respective officers, directors, employees, owners, members, shareholders, partners, agents, representatives, successors and assigns (each a “Related Party”), forever releases and discharges each of the Seller Parties, each of their Affiliates, and its and their respective officers, directors, employees, owners, members, shareholders, partners, agents, representatives, successors and assigns, from any and all claims, suits, demands, obligations, allegations, responsibilities, rights, administrative actions and causes of action (and all related damages, liabilities, costs and expenses), of any kind or character, whether now known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured (collectively, “Claims”), which it (or any of its Related Parties) may now have or hereafter acquire against such other party (or any of its Related Parties) to the extent related in any way to the Seller Parties’ ownership of any interest in, or business dealings with, the Company, including, without limitation, any obligations under the Company Operating Agreement (including any obligation to make capital contributions); provided, however, that notwithstanding the foregoing, no party releases or

Exhibit C-1

discharges any Claims (a) to the extent related to, contemplated by or arising under the Purchase Agreement or any of the other agreements executed in connection therewith, or (b) from actions taken after the date of this Agreement.

3. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

4. This Agreement shall be governed by and construed and enforced in accordance with the internal laws, and not the laws of conflicts, of the State of Colorado. This Agreement may not be amended and no provision hereof may be waived except in a written agreement signed by all of the parties. This Agreement is the parties’ entire agreement with respect to the subject matter hereof.

6. This Agreement is being executed and delivered pursuant to the Purchase Agreement. Nothing in this Agreement shall, or shall be deemed to, defeat, limit, alter or impair, enhance or enlarge any right, obligation, claim or remedy created by the Purchase Agreement or any of the other agreements executed in connection therewith. In the event of any conflict between this Agreement and the Purchase Agreement or any of the other agreements executed in connection therewith, the Purchase Agreement and the other agreements executed in connection therewith shall control.

7. This Agreement may be executed in counterparts with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original and effective when such counterparts have been signed and delivered to the other party shall be construed together and shall constitute one and the same document.

[Signatures appear on the next page.]

Exhibit C-2

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers or officials to execute this Agreement effective as of the date first above written.

NEVADA GOLD & CASINOS, INC.

By:
Name:
Title:

BLACKHAWK GOLD, LTD.

By:
Name:
Title:

CASINO AMERICA OF COLORADO, INC.

By:
Name:
Title:

ISLE OF CAPRI CASINOS, INC.

By:
Name:
Title:

ISLE OF CAPRI BLACK HAWK, L.L.C.

By:
Name:
Title:

Exhibit C-3

PROXY

NEVADA GOLD & CASINOS, INC.

SPECIAL MEETING OF STOCKHOLDERS
January 22, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NEVADA GOLD & CASINOS, INC.

The undersigned stockholder of Nevada Gold & Casinos, Inc. hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and appoints Ernest E. East or James J. Kohn, and each of them, with full power of substitution, as Proxy or Proxies to vote as specified in this Proxy all the shares of common stock of Nevada Gold & Casinos of the undersigned at the Special Meeting of Stockholders of Nevada Gold & Casinos to be held at the Sheraton Suites Houston, 2400 West Loop South, Houston, Texas 77027 on Tuesday, January 22, 2008 at 10:00 a.m. Central Time, and any and all adjournments or postponements thereof. Either of such Proxies or substitutes shall have and may exercise all of the powers of said Proxies hereunder. The undersigned stockholder hereby revokes any Proxy or Proxies heretofore executed for such matters.

(Continued and to be signed on the reverse side)

14475